   As filed with the Securities and Exchange Commission on February 20, 2002.
                                                     Registration No. 333-71828



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   ----------

                                AMENDMENT NO. 1
                                    FORM F-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                    EASYLINK INFORMATION TECHNOLOGY CO., LTD.
                    -----------------------------------------
                            (Exact Name of registrant
                            as specified in charter)


   British Virgin Islands                  3661                  Not Applicable
   ----------------------                  ----                  --------------
      (State or other                (Primary Standard          (I.R.S. Employer
jurisdiction of incorporation     Industrial Classification      Identification
     or organization)                   Code Number)                Number)

                      300 4F-3, No. 6, Lane 99 Pudling Road
                       Hsin Chu, Taiwan, Republic of China
                              011 866 (3) 575-3399
        -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                  Gary A. Agron
                           5445 DTC Parkway, Suite 520
                        Greenwood Village, Colorado 80111
                                 (303) 770-7254
               --------------------------------------------------
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                        Copies of all communications to:


            Gary A. Agron, Esq.                       Peter E. Gadkowski
        Law Office of Gary A. Agron                Peter E. Gadkowski, P.C.
        5445 DTC Parkway, Suite 520                    19 Boulder Court
     Greenwood Village, Colorado 80111         Colorado Springs, Colorado 80903
               (303) 770-7254                           (719) 578-1669
            (303) 770-7257 (fax)                     (719) 578-1689 (fax)

         Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:





=========================================================================================================
                         CALCULATION OF REGISTRATION FEE

Title of Each Class        Amount           Proposed           Proposed Maximum              Amount
of Securities               To Be            Maximum               Aggregate                   of
to be Registered          Registered      Price Per Share      Offering Price(1)         Registration Fee

Common Stock,
no par value                  2,000,000       $5.00                10,000,000                 $2,500(2)
=========================================================================================================



(1) Estimated solely for computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.


(2)      Previously paid.


         THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                   Subject to completion dated February 20, 2002


                        2,000,000 shares of common stock

                    Easylink Information Technology Co., Ltd.



         This is our initial public offering. We are offering through Spencer Edwards, Inc., our underwriter, up to 2,000,000 shares of our common stock priced at $5.00 per share on a best efforts 1,000,000 share minimum, 2,000,000 share maximum basis. Until 1,000,000 shares are sold, all subscriber funds will be promptly deposited in an escrow account at Key Bank, Denver, Colorado. If 1,000,000 shares are not sold within 90 days from the date of the prospectus, all funds will be promptly returned to subscribers without interest or deduction. We will pay our underwriter a cash commission of $.55 for each share sold as indicated in the table below.


         There is no market for our stock and no assurance that a market will develop. We have applied to list our common stock on the Nasdaq SmallCap Market under the symbol "EZEE."


         See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of our common stock.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.



                                                            Commissions
                                      Offering              and Discounts             Net Proceeds
                                      --------              -------------             ------------

Public offering price per share:    $      5.00              $      .55               $     4.45
Minimum offering:                   $ 5,000,000              $  550,000               $4,450,000
Maximum offering:                   $10,000,000              $1,100,000               $8,900,000



                              Spencer Edwards, Inc.



          The date of this prospectus is _______________________, 2002

                                TABLE OF CONTENTS




                                                                                                               Page
Prospectus Summary................................................................................................3
Summary Financial Information.....................................................................................5
Risk Factors......................................................................................................6
Forward-Looking Statements.......................................................................................10
Use of Proceeds..................................................................................................10
Dividend Policy..................................................................................................10
Exchange Rates...................................................................................................10
Dilution.........................................................................................................12
Capitalization...................................................................................................14
Selected Financial Data..........................................................................................15
Management's Discussion and Analysis of Financial Condition and Results of Operations............................16
Our Business.....................................................................................................26
Enforceability of Civil Liabilities and Certain Foreign Issuer Considerations....................................30
Our Management...................................................................................................33
Principal Stockholders...........................................................................................34
Certain Transactions.............................................................................................35
Description of Securities........................................................................................36
Taxation.........................................................................................................38
Plan of Distribution.............................................................................................40
Legal Matters....................................................................................................41
Experts..........................................................................................................42
Additional Information...........................................................................................42
Financial Statements............................................................................................F-1






         Until __________, 2002 (90 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY


         This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial statements and related notes, before making an investment decision.


OUR BUSINESS


         We were organized in October 1990 to design and build integrated telecommunication systems which remotely monitor and control various systems used in office buildings, apartment buildings and homes. Through our offices in Hsin-Chu, Taipei and Kaoshung, Taiwan and through joint venture operated offices in Shanghai and Hong Kong, we offer telecommunication systems which allow building property managers and residents of homes and apartments to monitor over the Internet their:

         o Security and burglar alarm systems, including their on-property cameras and perimeter protection, which we offer under our IS 2000 brand;

         o Automated building systems, including electrical systems, heating and air conditioning systems, interior and exterior lighting systems, landscape maintenance systems and parking control systems, which we intend to offer by the second quarter of 2002 under our SohoLink brand; and

         o Communication systems, which allow them and their neighbors to communicate with each other and which we offer under our e-Building brand.


         We also offer high-speed Internet access services to our telecommunications customers and expect to soon offer digital imaging monitoring systems, which will provide multiple digital cameras and split screen displays for office building security.

OUR HISTORY AND OFFICES


         We were incorporated as an international business company of the British Virgin Islands in August 2001 under the name Easylink Information Technology Co., Ltd., and in October 2001 exchanged 4,666,666 shares of our common stock for all 13,000,000 shares of the then outstanding common stock of Reng Bang Information Co., Ltd., our Taiwanese predecessor corporation. The purpose of the share exchange was to change the domicile of our company from Taiwan to the British Virgin Islands. Reng Bang was organized in Taiwan in October 1990 to design and build integrated telecommunication systems and is now our wholly owned operating subsidiary. All references to our company throughout the prospectus.

include the operations of Reng Bang. Our Web site address is www.Soho.Net.tw and does not constitute a part of this prospectus. Our corporate offices are located at 4F-3, No. 6, Lane 99 Pudling Road, Hsin Chu, Taiwan, Republic of China, telephone number 011 866 (3) 575-3399.

THE OFFERING


Securities offered........................   A maximum of 2,000,000 shares and
                                             a minimum of 1,000,000 shares

Common Stock Outstanding
  Prior to Offering.......................   4,666,666 shares of common stock

Common Stock to be Outstanding
  After Offering..........................   6,666,666 shares of common stock
                                             if the maximum number of shares are
                                             sold; 5,666,666 if the minimum
                                             number of shares are sold

Use of Proceeds...........................   Purchase of computer and video
                                             hardware and software, marketing
                                             expenses, development of facilities
                                             outside Taiwan, product development
                                             and research

Proposed Nasdaq SmallCap
  Market Symbol...........................   "EZEE"

Risk Factors..............................   Please read the Risk Factors
                                             section of this prospectus as
                                             investment in our common stock
                                             involves a high degree of risk and
                                             could result in a loss of your
                                             entire investment.

                          SUMMARY FINANCIAL INFORMATION

         We prepare our financial statements in accordance with generally accepted accounting principles in the United States, which we refer to as US GAAP. The following summary statement of operations data for the years ended December 31, 2000, 1999 and 1998 and the balance sheet data as of December 31, 2000, 1999 and 1998 were derived from our audited financial statements included elsewhere in this prospectus. The following summary statement of operations data for the years ended December 31, 1997 and 1996 were derived from our unaudited financial statements, not included in this prospectus. The summary financial information for the six months ended June 30, 2000 and 2001 and as of June 30, 2001 is unaudited. The financial information throughout the prospectus includes the operations of Reng Bang of Taiwan, our Taiwanese predecessor and wholly owned subsidiary. Since the information presented below is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements.


          Dollars in thousands except for share amounts and share data




                            Six Months Ended June 30,                        Years Ended December 31,
                            ------------------------- ----------------------------------------------------------------------
                                2001        2000        2000       2000        1999          1998        1997         1996
                              ---------   ---------   ---------  ---------   ---------     ---------   ---------   ---------
                                 NT$         NT$         US$        NT$         NT$           NT$         NT$          NT$
                                   (Unaudited)                                                               (Unaudited)
Statement of
 Operations Data:

Revenue                          48,882       7,130       1,000      34,018      42,622        31,444      28,891      31,817

Selling, general and
 administrative expense          25,629      26,063       1,776      60,401      13,402        10,618       9,823       7,172

Net loss                         (9,214)    (25,866)     (1,875)    (63,740)     (2,956)       (6,199)     (3,645)       (286)

Dividends per share                  --          --          --          --          --            --          --          --

Loss per common share              1.97       11.02        0.63       21.56        4.12         11.37       20.31        1.59

Weighted average
 common shares
 outstanding                  4,666,666   2,348,220   2,956,390   2,956,390     717,952       545,349     179,482     179,482



                                                    Years Ended December 31,
                                      ----------------------------------------------------
                      June 30, 2001      2000          2000          1999          1998
                      -------------   ----------    ----------    ----------    ----------
                           NT$           US$            NT$           NT$           NT$
                        ----------    ----------    ----------    ----------    ----------
Balance Sheet Data:    (unaudited)

Working capital             37,162         1,013        34,416         4,991        10,112
Total assets                77,961         3,080       104,723        38,078        18,828
Total liabilities           17,124         1,019        34,672        29,287         7,081
Stockholders' equity        60,837         2,061        70,051         8,791        11,747

(1) Translated into United States dollars solely for the convenience of the reader using the noon buying rate of the Federal Reserve Bank of New York on June 30, 2001 of NT$34 to US$1.

                                  RISK FACTORS


         This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock.

RISKS RELATED TO OUR BUSINESS

We have incurred losses, cannot assure you that we will be profitable and may need additional capital.

         We incurred losses of NT$2,956,000, NT$63,740,000 and NT$9,214,000 for the years ended December 31, 1999 and 2000 and the six months ended June 30, 2001, respectively. Our limited operating history and the uncertainty of the telecommunications market in which we operate make any prediction of future results of operations difficult or impossible. We expect to increase considerably our operating expenses in the future, particularly expenses for sales, marketing and expansion of the products and services we offer our customers. We do not expect that our revenue will cover those expenses. As a result, we may incur significant losses and may need to raise additional capital. We do not know what the terms of such capital raising would be but any future sale of our equity securities would dilute the ownership and control of our stockholders and could be at prices substantially below the then-trading price of our common stock.

         We have generated limited revenue since our inception and have an accumulated deficit from losses totaling NT$84,322,000 from inception through June 30, 2001. In order to achieve profitability, we must design and sell our systems to construction companies and property managers in volumes substantially greater than we have achieved to date.

We depend on key personnel and could be affected by the loss of their services because of the limited number of qualified people in our industry.

         Competition for qualified employees and personnel in the Internet services industry in Taiwan is intense and there are a limited number of people with knowledge of and experience in the industry. The process of locating personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, technical, marketing and sales personnel and upon the continued contributions of such people. Our employees may voluntarily terminate their employment with us at any time. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our business, operating results and financial condition.

We face a high level of competition from other companies in Taiwan and the People's Republic of China that offer Web-based and other building security and automation systems, which could reduce our revenue and earnings.

         There are a number of companies in Taiwan and a few companies in the PRC that offer Web-based and other building security and automation systems. These competitors include new companies as well as existing telecommunications and cable companies, and there are few substantial barriers to entry in this market. As a result, the market is extremely competitive and includes a number of local competitors in each country that are substantially larger and more experienced than we are. We anticipate that competition in both countries will continue to intensify in the future.

Our business model is unproven and changing and may not generate sufficient revenue to achieve profitability.


         Our business model consists of offering off-site Web-based monitoring, security and building automation systems to property managers and residential users. This business model is unproven and may need further development or changes. Our ability to generate sufficient revenue to achieve profitability will depend, in large part, on our ability to successfully market our products and services.


Because we operate only in Taiwan and the People's Republic of China, we are subject to a downturn in the economies of these two countries and fluctuations between their two currencies, either of which could reduce our revenue and potential for profitability.

         We sell our products only in Taiwan and the People's Republic of China. A downturn in the economy of either country, such as was experienced throughout Asia a few years ago and such as is being experienced in Taiwan currently, could reduce our sales and therefore our earnings, if any. Moreover, since a portion of our revenue is received in the PRC's currency, while substantially all of our expenses are incurred in Taiwan's currency, any decrease in the value of the PRC's currency relative to Taiwan's currency would reduce our revenue and profitability, if any, for goods we sell in the PRC.

The loss of one or more of our major customers could significantly reduce our revenue and potential earnings.

         For the year ended December 31, 2000, one customer, Xing Yi Construction Co. accounted for 52% of our revenue. For the six months ended June 30, 2001, three customers, San Duo Shi, Xing Yi Construction Co. and Acenet International Co., Ltn, each accounted for 15%, 24% and 39% respectively of our revenue. The loss of any of these customers would significantly reduce our revenue and our earnings, if any.

Our ability to develop and integrate our technologies is subject to uncertainties which could adversely affect our operations.


         We have limited experience delivering Web-based off-site monitoring, security and building automation systems. In order to remain competitive, we must regularly upgrade our products and services to incorporate current technology, which requires us to integrate complex computer hardware and software components with security systems and enhance and improve the responsiveness, functionality and features of our Web-based systems. If we do not successfully integrate, enhance and improve our resources and components, our performance and our ability to accommodate a large number of customers would suffer. While these technologies are generally commercially available, we may be required to expend considerable time and money in order to successfully integrate them, and this may cause our business to suffer. We must also maintain an adequate testing and technical support infrastructure to ensure the successful introduction of products and services.


It may be difficult to serve us with legal process or enforce judgments against us or our management.

         We are a British Virgin Islands company, and all of our assets are located in Taiwan. In addition, all of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of the British Virgin Islands or Taiwan would enforce:


         o Judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

         o In original actions brought in the British Virgin Islands or Taiwan, liabilities against us or other non-residents based upon the securities laws of the United States or any state.




         A total of 4,666,666, or 70.0% of our total outstanding shares upon completion of the offering, are restricted from immediate resale in the U.S. but may be sold into the U.S. market beginning in September 2002. This could cause the market price of our common stock to drop significantly, even if our business is doing well. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.


There is no current trading market for our common stock.

There is currently no trading market for our common stock. We have applied to list our common stock for trading on the Nasdaq SmallCap Market and are unable to determine if our application will be approved.

If our Nasdaq SmallCap Market application is not approved, we expect to trade on the Electronic Bulletin Board. However, if we are unable to qualify for the Electronic Bulletin Board, or the pink sheets, no market will develop for our common stock and investors will be unable to sell their shares except in private transactions. If we do trade on the Electronic Bulletin Board, investors will have a more difficult time selling their shares due to the illiquidity and lower volumes experienced by Electronic Bulletin Board and pink sheet companies compared to Nasdaq SmallCap Market companies.

                           FORWARD-LOOKING STATEMENTS


         This prospectus contains certain forward-looking statements that are based on beliefs and assumptions of our management. Often, you can recognize these statements because we use words such as "believe," "anticipate," "intend," "estimate" and "expect" in the statements. Our actual performance in 2001 and beyond could differ materially from the forward-looking statements contained in this prospectus. However, we are not obligated to release publicly any revisions to the forward-looking statements contained in this prospectus.

                                 USE OF PROCEEDS

As a result of the Debenture conversion reset, discussed below, in October 2001 and the rise in the trading price of our common stock in late October 2001, both of which occurred prior to the execution of the forbearance agreement with the Debenture holders discussed above, in the second quarter of fiscal 2002, we will recognize an additional charge to operations related to the premium redemption provisions of the Debentures and related agreements of approximately $4.7 million. This amount will also be reflected in our balance sheet as debentures in default, bringing such liability due within one year to an aggregate of $7.6 million. This amount may be reduced in future periods to the extent the Debentures are exchanged for shares of our common stock or ultimately redeemed, thus settling the amount of the liability associated with the Debentures. There are no assurances that we will be successful in ultimately settling the liability associated with the Debentures for an amount less than the amount described above or that there will not be future events of default resulting in the expiration of the limitation on the rights of the Debenture investors to make demand on we for the conversion value of the Debentures.


         After payment of underwriting commissions and other expenses of the offering, the net proceeds of the offering are estimated to be $8,555,000 if the maximum shares are sold and $4,105,000 if the minimum shares are sold. We expect to use the net proceeds approximately as follows:




                                                                MAXIMUM                  MINIMUM
              PURPOSE                                    AMOUNT    % OF PROCEEDS   AMOUNT    % OF PROCEEDS
              -------                                   ---------  -------------  ---------  -------------

Purchase of computer and video hardware and software      920,000         10.8      460,000         11.2
Marketing expenses                                      1,120,000         13.0      560,000         13.6
Development of facilities outside Taiwan                2,760,000         32.3    1,380,000         33.6
Product development and research                        1,380,000         16.1      690,000         16.8
Working capital                                         2,375,000         27.8    1,015,000         24.8
                                                        ---------    ---------    ---------    ---------
TOTAL                                                   8,555,000        100.0    4,105,000        100.0


         There could be changes in our proposed use of proceeds due to changes in our business. Proceeds not immediately needed will be invested in bank certificates of deposit, insured bank deposit accounts or similar investments.

                                 DIVIDEND POLICY

         No dividends have been paid on our common stock since inception. We do not intend to pay dividends on our common stock in the foreseeable future. Instead, we will retain our earnings to finance the expansion of our business and for general corporate purposes.

                                 EXCHANGE RATES

         We have prepared our financial statements in accordance with US GAAP and have published these statements in NT$, which is the legal tender currency of the Republic of China. All references to "U.S. dollars," "dollars" or "$" are to United States dollars. Conversion of amounts from NT$ to United States dollars for the convenience of the reader has been made at the noon buying rate of the Federal Reserve Bank on June 30, 2001 of US$1.00 = NT$34.

         The following table sets forth certain information concerning exchange rates between NT$ and U.S. dollars for the periods indicated:


                                                                     NOON BUYING RATE(1)
                                                                     -------------------
                                                                AVERAGE(2)             HIGH                 LOW
                                               PERIOD           ----------             ----                 ---
CALENDAR YEAR                                    END             (NT$ PER
-------------                                    ---               US$)
1996                                            27.52              27.48               27.95               27.17

1997                                            32.80              29.06               32.80               27.34

1998                                            32.27              33.50               35.00               32.05

1999                                            31.60              32.20               33.45               31.55

2000                                            32.99              32.15               33.20               30.26

2001 (through June 30, 2001)                    34.48              33.16               34.52               32.23


(1) The noon buying rate in New York for cable transfers payable in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

(2) Determined by averaging the rates on the last business day of each month during the relevant period.

                                    DILUTION


         All information provided in the dilution tables below has been reported in United States dollars for the convenience of the reader using the noon buying rate of the Federal Reserve Bank of New York on June 30, 2001 of NT$34 to US$1.


         At June 30, 2001, the net tangible book value of our outstanding shares of common stock was $1,790,000 or $.38 per share. "Net tangible book value" per share represents the total amount of our tangible assets, less the total amount of our liabilities, divided by the number of shares of common stock outstanding. Without taking into account any changes in net tangible book value after June 30, 2001, other than to give effect to the sale of the maximum shares of common stock offered hereby at an initial public offering price of $5.00 per share, less underwriting discounts and commissions and estimated costs of the offering, our net tangible book value at June 30, 2001 would have been $10,325,000 or approximately $1.55 per share. This represents an immediate increase in net tangible book value of $1.17 per share of common stock to our existing stockholders and an immediate dilution of $3.45 per share to new investors. "Dilution" per share represents the difference between the price to be paid by the new stockholders and the net tangible book value per share of common stock immediately after this offering.


         The following table illustrates this per share dilution based upon the maximum and minimum shares sold:


                                                          Maximum          Minimum
                                                        ------------     ------------

Initial public offering price per share                 $       5.00     $       5.00
     Net tangible book value per share before
       the offering                                     $        .38     $        .38
     Increase in net tangible book value per share
       attributable to new investors purchasing
       in the offering                                  $       1.17     $       0.66
Net tangible book value per share after the offering    $       1.55     $       1.04
Dilution per share to new investors                     $       3.45     $       3.96
Dilution as a percentage of the offering price                  69.0%            79.2%


         The following tables set forth the number of shares of common stock purchased, the total consideration paid and the average price per share paid by our existing stockholders as of June 30, 2001 and new investors purchasing the shares of common stock offered hereby:

Maximum Shares Sold:


                                                                                        AVERAGE
                             SHARES PURCHASED             TOTAL CONSIDERATION            PRICE
                          NUMBER        PERCENTAGE       AMOUNT       PERCENTAGE       PER SHARE
                        -----------     ----------     -----------    -----------     -----------

New investors             2,000,000           30.0%    $10,000,000           70.1%    $      5.00
Existing
  stockholders            4,666,666           70.0%    $ 4,265,000           29.9%    $       .91
                        -----------    -----------     -----------    -----------
TOTALS                    6,666,666          100.0%    $14,265,000          100.0%

Minimum Shares Sold:



                                                                             AVERAGE
                      SHARES PURCHASED            TOTAL CONSIDERATION         PRICE
                    NUMBER      PERCENTAGE       AMOUNT      PERCENTAGE     PER SHARE
                  ----------    ----------     ----------    ----------     ----------
New investors      1,000,000          17.7%    $5,000,000          54.0%    $     5.00
Existing
  stockholders     4,666,666          82.3%    $4,265,000          46.0%    $      .91
                  ----------     ----------    ----------     ----------
TOTALS             5,666,666         100.0%    $9,265,000         100.0%

                                 CAPITALIZATION


  The following table sets forth our capitalization as of December 31, 2001.




Dollars in thousands except share amounts



                                        December 31, 2001
                                           (Unaudited)
                                  -----------------------------
                                     US$(1)             NT$
                                  ------------     ------------

Long-term debt                    $        -0-     $        -0-
                                  ------------     ------------
Stockholders' equity(2)
    preferred stock, 5,000,000
    no par value shares
    authorized, no shares
    issued                                 -0-              -0-
    common stock, 20,000,000
    no par value shares
    authorized, 4,666,666
    shares outstanding                     -0-              -0-
   Additional paid-in capital            4,265          145,000
   Legal reserve                             5              159
   Accumulated losses as of
    June 30, 2001                       (2,480)         (84,322)
                                  ------------     ------------
Total stockholders' equity               1,790           60,837
                                  ------------     ------------
Total capitalization                     1,790           60,837
                                  ============     ============





(1) Translated into United States dollars solely for the convenience of the reader using the noon buying rate of the Federal Reserve Bank of New York on June 30, 2001 of NT$34 to US$1.


(2) Reflects the October 2001 share exchange in which we exchanged 4,666,666 shares of our common stock for all 13,000,000 outstanding shares of Reng Bang.

                             SELECTED FINANCIAL DATA

         The following selected financial data with respect to the three-year period ended December 31, 2000 and the balance sheet information as of December 1998, 1999 and 2000 have been derived from our audited financial statements. The data with respect to the year ended December 31, 1996 and 1997 and the balance sheet information as of December 31, 1996 and 1997 have been derived from the unaudited financial statements. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes included elsewhere in this prospectus.

Dollars in thousands except share amounts




                                                         Years ended December 31,
                              ---------------------------------------------------------------------------
                                1996         1997         1998         1999         2000          2000
                              ---------    ---------    ---------    ---------    ---------     ---------
                                NT$           NT$          NT$          NT$          NT$           US$
                                   (unaudited)

Statements of
 Operations Data:

Operating revenues               31,817       28,891       31,444       42,622       34,018         1,000
                              ---------    ---------    ---------    ---------    ---------     ---------

Operating loss before
 interest and income taxes          171        3,327        5,907        2,535       64,604         1,900
Net interest (income)
 expense, net                       115          318          292          257         (864)          (25)
                              ---------    ---------    ---------    ---------    ---------     ---------


Loss before
 income taxes                       286        3,645        6,199        2,792       63,740         1,875
Income taxes                         --           --           --          164           --            --
                              ---------    ---------    ---------    ---------    ---------     ---------


Net loss                            286        3,645        6,199        2,956       63,740         1,875
                              =========    =========    =========    =========    =========     =========




                                                        Years ended December 31,
                               --------------------------------------------------------------------------
                                 1996         1997         1998         1999         2000         2000
                               ---------    ---------    ---------    ---------    ---------    ---------
                                 NT$           NT$          NT$          NT$          NT$          US$
                                    (unaudited)

BALANCE SHEET DATA:

Working capital                    5,637        1,551       10,112        4,991       34,416        1,013
Total assets                       8,751        7,692       18,828       38,078      104,723        3,080
Long-term obligations                 --           --           --           --           --           --
Total stockholders'
  equity                           6,591        2,946       11,747        8,791       70,051        2,061

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion should be read in conjunction with the consolidated financial statements of Easylink Information Technology Co., Ltd. and the related notes and the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results might differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. Figures are expressed in New Taiwan dollars and translated into United States dollar at an exchange rate of NT$34 = US$1.


         We were incorporated as an international business company of the British Virgin Islands in August 2001 under the name Easylink Information Technology Company Limited. The name of the company was changed to Easylink Information Technology Co., Ltd. on September 26, 2001. We issued 4,666,666 shares of our common stock in exchange for all 13,000,000 outstanding shares of Reng Bang Information Company, Ltd. in October 2001. The purpose of the share exchange was to change our domicile from Taiwan to the British Virgin Islands. We have not carried on business since the date of our incorporation save for acting as a holding company. All of our operations are conducted through our wholly-owned subsidiary, Reng Bang.


RESULTS OF OPERATIONS


         The original principal activity of Reng Bang was the provision of computer local network design, installation and integration to manufacturers in the Science Park of the Republic of China in Hsinchu. In 1996, Reng Bang changed its business direction and started to develop integrated telecommunication systems. Reng Bang now provides fundamental infrastructure solutions to corporations and families in Taiwan for remote monitoring and communication. Reng Bang has its own product research and development department and its products include community broadband network systems, which it refer to as e-building, integrated property management systems, which it refer to as IS-2000, and an apartment monitoring system, which it refer to as SohoLink.


         We expect to use the proceeds of the offering to develop our business. Accordingly, we expect to incur operating losses and negative cash flows in the near future.

         The following discussion is based on our unaudited condensed consolidated statements of operations for the period ended June 30, 2001 and audited condensed consolidated statement of operations for the three years ended December 31, 2000.

SIX MONTHS ENDED JUNE 30, 2001 AND 2000

         For the six months ended June 30, 2001, total revenue was NT$48,882,000 (US$1,438,000) while gross profit for the period was NT$19,971,000 (US$588,000), or a gross profit margin of 41%. Selling and administrative expenses for the six months ended June 30, 2001 were NT$25,629,000 (US$754,000), or 52% of total revenue. As a consequence, the net loss for six months ended June 30, 2001 was NT$9,214,000 (US$271,000), or 19% of total revenue.

RESULTS OF OPERATIONS

The following table presents, for the periods indicated, selected items in the combined statements of operations as a percentage of total sales revenue.


                                                           Six months ended
                                                               June 30
                                                       ------------------------

                                                          2000            2001
                                                       ---------      ---------

Revenue .......................................         100.00%        100.00%

Cost of sales .................................         (84.00)%       (59.14)%
                                                     ---------      ---------

Gross Profit ..................................          16.00%         40.86%

Depreciation ..................................         (20.01)%        (4.05)%

Selling, general and administrative expenses ..        (365.54)%       (52.43)%
                                                     ---------      ---------

Operating loss ................................        (369.55)%       (15.62)%

Non-operating income, net ......................          6.77%          0.79%

Equity in net income of affiliates ............           0.00%         (4.36)%
                                                     ---------      ---------

Loss before tax ...............................        (362.78)%       (19.19)%

Tax expenses ..................................           0.00%          0.00%
                                                     ---------      ---------

Net loss after tax ...................                 (362.78)%       (19.19)%
                                                     =========      =========

TOTAL REVENUE




         For the six months ended June 30, 2001, we had total revenue of NT$48,882,000 (US$1,438,000), an increase of NT$41,752,000 (US$1,228,000), or
586%, compared NT$7,130,000 (US$210,000) for the six months ended June 30, 2000.


         The following table illustrates the sector breakdown of sales revenue for the six months ended June 30, 2001 and 2002:





                                                   Six months ended
                                                        June 30
                                                 -----------------------
                                                   2000          2001
                                                 ---------     ---------
Computer network installation
contracts ...................                           95%           87%
Broadband connection ........                            5%           13%



         The significant increase in sales revenue for the six-months period ended June 30, 2001 was attributable to the increase in computer network installation contracts of NT$36,537,000 (US$1,075,000). The completion of the Yue Bang project in January, 2001 and the sale of broadband connection infrastructure, operating systems and client database to Acenet International Company resulted in a recognition of NT$10,749,000 (US$316,000) and NT$20,000,000 (US$588,000) respectively. The broadband connection infrastructure, operating systems and client database of another 75 residential districts will also be sold to Acenet International Company on December 31, 2001. The trade receivables for the sale of broadband connection infrastructure, operating systems and client database are due on September 30, 2001 and March 31, 2002. The first installment was repaid on schedule.






         The continuing growth of the number of broadband connection subscribers increased the monthly subscription fee by NT$6,167,000 (US$181,000) from NT$345,000 (US$10,000) for the six months ended June 2000 to NT$6,512,000 (US$192,000) for the six months ended June 30, 2001.


GROSS PROFIT

         Costs of revenue include labor, non-reimbursable subcontract costs, merchandise and various direct and indirect overhead costs. Direct labor employees basically work at our offices. The number of direct labor employees assigned to a contract will vary according to the size, complexity, duration and demands of the project. Depending on the nature of the project, gross profit margins may vary significantly.


         Gross profit increased from 16% to 41% and was mainly attributable to the sale of broadband infrastructure and operating systems, and a database of 75 residential districts. The profit margin of the sales of broadband connection infrastructure and operating systems and a database of 75 residential districts was approximately 62%. The growth in the broadband subscription business improved the gross margin from a gross loss of 25% for the six months ended June 30, 2000 to gross profit of 7% in the six months ended June 30, 2001.

DEPRECIATION

         For the six months ended June 30, 2001 and 2000, we had depreciation expenses of NT$1,980,000 (US$58,000) and NT$1,427,000 (US$42,000) respectively, representing an increase of NT$553,000 (US$16,000). The increase was mainly attributable to the addition of office equipment of NT$6,226,000 (US$183,000) in the second half of 2000.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general, and administrative expenses consist primarily of corporate costs related to advertising, accounting, salaries, rental, utilities and other indirect overhead costs.

         Selling, general and administrative expenses were NT$25,629,000 (US$754,000) for the six months ended June 30, 2001, and decreased by NT$434,000 (US$13,000) as compared with NT$26,063,000 (US$767,000) for the six months ended June 30, 2000. It was the net result of increases in salaries and rental expenses and decreases in advertising and research and development expenses.

NON-OPERATING INCOME, NET

         The following table presents, for the periods indicated, a breakdown of non-operating income:


                                                   Six months ended
                                                       June 30
                                              ---------------------------
                                                2000            2001
                                              ---------       ---------
NON-OPERATING INCOME
Commission income ..................              7.5%          33.33%
Interest income ....................            74.65%          46.51%
Profit on sale of fixed assets .....            12.78%           0.00%
Other income .......................             5.07%          20.16%

         We had interest income of NT$180,000 (US$5,000), a decrease of NT$188,000 (US$5,000), or 51% , compared with NT$368,000 (US$11,000) for the six months ended June 30, 2000. The decrease was due to the decrease in bank balances for the six months ended June 30, 2001.

         The commission income received for the six months ended June 30, 2001 and 2000 was NT$129,000 (US$4,000) and NT$37,000 (US$1,000) respectively.

EQUITY IN NET INCOME OF AFFILIATES

         We invested in two affiliated companies in the six months ended June 30, 2001 to develop Hong Kong and the Mainland China market. As both of these companies are in the development stage, no income has been generated and these companies had a net loss for the six months ended June 30, 2001. Our share of this net loss was NT$1,963,000 (US$58,000).



                                            Percentage of                          Net loss for
                           Place of         shares held by        Cost of         the six months
Name of Company          incorporation       the Company         investment     ended June 30, 2001
---------------          -------------      -------------        ----------     -------------------
                                           Direct  Indirect                     NT$'000     US$'000
Shanghai Trillion      People's Republic
Services Limited          of China           --       30%      US$60,000           --          --
Deson Soho
Technology Limited     Hong Kong             --       40%      US$40,000        7,098         209



         Mr. Chen Li-Lung and Mr. Tseg Wen-Huar, who are the director and chief financial officer of the Company, are common directors of Deson Soho Technology Limited.



The following table sets forth the summarized income statement information of Shanghai Trillion Services Limited for the period from December 19, 2000 (date of incorporation) to June 30, 2001:



                              NT $'000
Revenue                             --
                              --------
Operating loss
  before interest and
  income taxes                   7,098

Net interest expense                --
                              --------
Loss before income taxes         7,098

Income taxes                        --
                              --------
Net loss                         7,098
                              ========



         Deson Soho Technology Limited was incorporated on May 11, 2001 and did not commence business during the period ended June 30, 2001. As a result, there was no operating result for the period from May 11, 2001 (date of incorporation) to June 30, 2001.

NET LOSS


         As a result, we had a net loss of NT$9,214,000 (US$271,000) for the six months ended June 30, 2001, a decrease in net loss of NT$16,652,000 (US$490,000), or 64%, as compared to a net loss of NT$25,866,000 (US$761,000)
for the six months ended June 30, 2000. The decrease was mainly attributable to the sale of broadband connection infrastructure and operating systems and a related client database and an increase in broadband subscription business.

YEARS ENDED DECEMBER 31, 2000 AND 1999

         The following table presents, for the years indicated, selected items in the combined statements of operations as a percentage of total sales revenue.


                                             Years ended December 31,
                                           ----------------------------
                                             1998      1999      2000
                                           --------  --------  ---------
Revenue .................................. 100.00%   100.00%    100.00%
Cost of sales ............................ (84.20)%  (73.60)%   (97.31)%
                                           ------    ------    -------
Gross Profit .............................  15.80%    26.40%      2.69%
Depreciation .............................  (0.94)%   (1.13)%   (16.12)%
Selling, general and administrative
  expenses ............................... (33.77)%  (31.44)%  (177.55)%
                                           ------    ------    -------
Operating loss ........................... (18.91)%   (6.17)%  (190.98)%
Non-operating (loss) income, net .........  (0.80)%   (0.38)%    (3.62)%
                                           ------    ------    -------
Loss before tax .......................... (19.71)%   (6.55)%  (187.36)%
Tax expenses .............................   0.00%    (0.38)%     0.00%
                                           ------    ------    -------
Net loss after tax ....................... (19.71)%   (6.93)%  (187.36)%
                                           ------    ------    -------



         For the year ended December 31, 2000, total revenue was NT$34,018,000 (US$1,000,000) while gross profit for the year was NT$914,000 (US$26,000), or a gross profit margin of 2.7%. Selling and administrative expenses for the year were NT$60,401,000 (US$1,776,000), or 178% of total revenue. As a consequence, the net loss for the year ended December 31, 2000 was NT$63,740,000 (US$1,875,000), or 187% of total revenue.

TOTAL REVENUE


         The following table illustrates the sector breakdown of sales revenue:


                                                 Years ended December 31,
                                               ----------------------------
                                                 1998      1999      2000
                                               --------  --------  ---------
Computer-network installation contracts ......   100%      100%       90%
Broadband connection .........................     0%        0%       10%

         For the year ended December 31, 2000, we had total sales revenue of NT$34,018,000 (US$1,000,000), a decrease of NT$8,604,000 (US$254,000), or 20%, compared to NT$42,622,000 (US$1,254,000) for the year ended December 31, 1999.


         The sales revenue from contract sales decreased by NT$11,931,000 (US$351,000) from NT$42,622,000 for the year ended December 31, 1999 (US$1,254,000) to NT$30,691,000 (US$903,000) for the year ended December 31,
2000. The significant decrease was mainly attributable to the completion of computer network installation contracts in 2000 and above 80% of the income of two high value contracts was recognized in the year ended December 31, 1999. In addition, only five new construction contracts were signed in 2000. Two of these newly signed contracts totalling NT$39,300,000 (US$1,156,000) were still in process and were only 60% and 19%, respectively, completed in the year ended December 31, 2000. As a result, sales income from these contracts will be recognized in the year ended December 31, 2001.


         We started our new business of providing broadband connection services in the year ended December 31, 2000. Revenue generated from broadband connections was NT$3,327,000 (US$98,000).

GROSS PROFIT

         Gross profit amounted to NT$914,000 (US$26,000) for the year ended December 31, 2000, a decrease of NT$10,338,000 (US$304,000), or 92%, compared to NT$11,252,000 (US$331,000) for the year ended December 31, 1999. Gross profit margin, as a percentage of total sales revenue, decreased from 26% to 3%. The decrease is principally a result of a decrease in profit margins of computer network installation contracts from 26% to 14%. The decrease was also due to the aftermath of the Asian financial crisis in October 1997 and strong competition in the Republic of China, which have adversely affected the information technology market in the Republic of China. As a result, we reduced our profit margin in computer network installation contracts to maintain our competitiveness.

         In addition, we sought to encourage subscribers to use our broadband connection services and therefore, we charged a relatively low monthly subscription fee from users. Consequently, broadband connection services generated a gross loss of NT$3,518,000 (US$103,000) in the year ended December 31, 2000, a gross loss of 105%.

DEPRECIATION

         For the year ended December 31, 2000, we had depreciation expenses of NT$5,485,000 (US$161,000), an increase of NT$5,004,000 (US$147,000), or 1,040%, compared to NT$481,000 (US$14,000) for the year ended December 31, 1999. The significant increase was mainly attributable to the addition of broadband connection infrastructure and other office equipment of NT$17,862,000 (US$525,000) and NT$10,631,000 (US$313,000), respectively.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses were NT$60,401,000 (US$1,776,000) for the year ended December 31, 2000, increased by NT$46,999,000 (US$1,382,000), or 351%, as compared with NT$13,402,000
(US$394,000) for the year ended December 31, 1999. The increase is a result of increases in the following expenses:

                                                Increase
                                      ----------------------------
Expense                                 NT$'000          US$'000
                                      -----------      -----------

Salaries and employee welfare             24,054               708
Rental expenses                            4,370               129
Advertising                                3,652               107
Research and development costs             3,528               104
Insurance                                  1,951                57
Legal and professional fees                1,443                42
Repair and maintenance                     1,403                41
                                      ----------       -----------

                                          40,401             1,188
                                      ==========       ===========


         The significant increase in salaries and employee welfare was due to the increase in number of employees from 30 in 1999 to 79 in 2000. The rental expenses was increased from NT$284,000 (US$8,000) for the year ended December 31, 1999 to NT$4,654,000 (US$137,000) for the year ended December 31, 2001 due to the expansion of the head office in Hsinchu and establishment of new offices in other areas of Taiwan. To complement our services in network installation and integration, we started to research and develop our own telecommunication products for home automation, home security and broadband connection. As a result, the research and development costs increased by NT$3,528,000 (US$104,000) for the year ended December 31, 2000 compared to the year ended December 31, 1999. The advertising expenses for the year ended December 31, 1999 was increased from NT$231,000(US$7,000) to NT$3,883,000 (US$114,000) for the
year ended December 31, 2000 due to the increase in marketing and participation in trade shows and seminars in the year ended December 31, 2000.



NON-OPERATING INCOME, NET

         The following table presents, for the years indicated, a breakdown of non-operating income:


                                             Years ended December 31,
                                          ----------------------------
                                            1998      1999      2000
                                          --------  --------  --------
Non-operating income
Commission income ........................  68.16%    80.00%    17.15%
Interest income ..........................  31.84%    20.00%    70.37%
Profit on sale of fixed assets ...........   0.00%     0.00%     5.11%
Other income .............................   0.00%     0.00%     7.37%

         We had interest income of NT$874,000 (US$26,000), an increase of NT$850,000 (US$25,000), compared with NT$24,000 (US$700) for the year ended December 31, 1999. The significant increase was mainly attributable to the increase in funds which was raised from new issues of share capital deposited in banks.

         The commission income we received for the years ended December 31, 2000 and 1999 was NT$213,000 (US$6,000) and NT$96,000 (US$3,000), respectively.

         Interest expenses on bank loan for the years ended December 31, 2000 and 1999 were NT$10,000 (US$300) and NT$281,000 (US$8,000), respectively. The decrease of NT$271,000 (US$8,000) for the year ended December 31, 2000 was mainly due to the repayment of a NT$3,000,000 (US$88,000) bank loan in January 2000.

NET LOSS


         As a result of the foregoing, we had a net loss of NT$63,740,000 (US$1,875,000) for the year ended December 31, 2000, an increase in loss of NT$60,784,000 (US$1,788,000), as compared to a net loss of NT$2,956,000
(US$87,000) for the year ended December 31, 1999. The loss was mainly due to the significant increase in selling, general and administrative expenses in 2000.



YEARS ENDED DECEMBER 31, 1999 AND 1998

TOTAL REVENUE

         Total sales revenue for 1999 was NT$42,622,000 (US$1,254,000), compared to NT$31,444,000 (US$925,000) for the year ended December 31, 1998, an increase of NT$11,178,000 (US$329,000) or 36%. The increase was mainly attributable to increased revenue from contracting network integration that has higher profit margin than sales of computer products and systems.

GROSS PROFIT

         Gross profit increased by NT$284,000 (US$185,000), or 126%, from NT$4,968,000 (US$146,000) in the year ended December 31, 1998 to NT$11,252,000
(US$331,000) for the year ended December 31, 1999. Gross profit margin, as a percentage of revenue, increased from 16% in the year ended December 31, 1998 to 26% in the year ended December 31, 1999. The increase in gross profit margin is mainly due to the engagement of long-term contract work.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses increased by NT$2,784,000 (US$82,000) to NT$13,402,000 (US$394,000) in the year ended December 31, 1999 from NT$10,618,000 (US$312,000) in the year ended December 31, 1998. The increase was due to an increase in salaries and communication expenses of NT$919,000 (US$27,000) and NT$694,000 (US$20,000).

DEPRECIATION

         For the year ended December 31, 1999, we had depreciation expenses of NT$481,000 (US$14,000), an increase of NT$184,000 (US$5,000), or 62%, compared with NT$297,000 (US$9,000) for the year ended December 31, 1998. The increase in depreciation expenses was mainly due to an increase in property, plant and equipment from NT$1,635,000 (US$48,000) in the year ended December 31, 1998 to NT$3,800,000 (US$112,000) in the year ended December 31, 1999.

NON-OPERATING LOSS, NET

         Commission income for the years ended December 31, 1999 and 1998 was NT$96,000 (US$3,000) and NT$40,000 (US$1,000), respectively.

         Interest income from bank deposits amounted to NT$24,000 (US$700) for the year ended December 31, 1999, an increase of NT$5,000 (US$100), or 26%, as compared with NT$19,000 (US$500) for the year ended December 31, 1998.

         Interest expenses on our bank loans for years ended December 31, 1999 and 1998 were NT$281,000 (US$8,000) and NT$311,000 (US$9,000).

NET LOSS

         For the year ended December 31, 1999, we had a net loss of NT$2,956,000 (US$87,000), a decrease of NT$3,243,000 (US$95,000), as compared to a loss of NT$6,199,000 (US$182,000) for the year ended December 31, 1998. The decrease was mainly attributed to an increase in gross profit in the year ended December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES


         Historically, we have relied on broadening the base of share capital to finance our working capital requirements and capital expenditures.

         We believe that listing on Nasdaq will enhance our profile and the offering will strengthen our capital base for future growth and development. The net proceeds of the offering, after deducting related expenses are estimated to be $8,535,000 if the maximum shares are sold and $4,085,000 if the minimum shares are sold. We presently intend that the net proceeds (assuming minimum number of shares are sold) will be applied as follows:

         o as to approximately $0.5 million will be used for the purchase of computers, video hardware and software for enhancement of technological support and provision of state-of-the-art web-based products;

         o as to approximately $0.5 million will be used in expanding our in-house marketing team and increasing our attendance at trade shows and seminars;

         o as to approximately $1.4 million will be used in expansion and development of facilities outside Taiwan;

         o as to approximately $0.7 million will be used for our product research and development activities in telecommunication related technologies; and

         o as to the balance of approximately $1.0 million as general working capital.

         If the maximum number of shares are sold in full, we will receive additional net proceeds of approximately $4.4 million which together with the net proceeds from the minimum offering, after deducting relevant expenses, will amount to approximately $8.5 million. We intend to allocate any additional proceeds raised from to finance our business plan (on an equal basis of the first four applications of net proceeds as mentioned above).

         We intend to finance the remaining funding requirement for the implementation of the business plan principally and our ongoing cash requirements through cash flows from operations, supplemented by bank financing for at least the 12 months following the offering.



         As at June 30, 2001, we had working capital of NT$37,162,000 (US$1,093,000) and cash and cash equivalents of NT$5,844,000 (US$172,000). A large portion of the net proceeds of this offering will be used for expanding our operations and as working capital for our business.

         Payments to us for computer network installation contracts are made according to payment schedules based on a percentage of completion agreed by clients at the time the contracts are signed. Subscription fees for broadband connections are paid monthly, bi-annually or annually in advance.

         Accounts receivable as at June 30, 2001 were NT$27,993,000 (US$823,000) net of allowance for doubtful accounts of NT$99,000. These included receivables of about NT$20,000,000 (US$588,000) due September 30, 2001 from Acenet International Company for sale of broadband connection infrastructure and operating systems, and related client database of 75 residential districts.

         Inventories as at June 30, 2001 were NT$10,376,000 (US$305,000), which mainly consisted of the net book value of broadband connection infrastructure of NT$7,051,000 (US$207,000) transferred from fixed assets for the sale of broadband connection infrastructure. The net book value of broadband connection infrastructure to Acenet International Company which is an independent third party to the Company. The computer network installation contract work deposit from customers as at June 30, 2001 was NT$161,000 (US$5,000).

         The amount due from related parties as at June 30, 2001 was NT$925,000 (US$27,000) which represents a subcontracting fee receivable due from Taiwan Secom Security Company Limited which is a 15.38% shareholder of the Company. The amount was repaid on schedule.

         At June 30, 2001, prepayments were NT$7,393,000 (US$217,000) which mainly included the total prepayment of subcontracting fees of NT$5,200,000 (US$153,000) is for broadband connection infrastructure and computer network installation.

         Our other payables at June 30, 2001 were NT$7,545,000(US$221,000) which included an NT$6,630,000 (US$195,000) customer advance. As at June 30, 2001, the broadband connection subscription fee received in advance was NT$3,182,000 (US$94,000).

         There was a negative net cash flow of NT$25,706,000 (US$756,000) and NT$28,060,000 (US$825,000) consumed by operations in the six months ended June 30, 2001 and 2000, respectively.

         For the six months ended June 30, 2001 and 2000, net cash used in investing activities was NT$4,401,000 (US$129,000) and NT$17,667,000 (US$520,000), respectively. The decrease in the six months ended June 30, 2001 was due to the slow down in significant additions of property, plant and machinery for operation expansion and new business development.

         For the six months ended June 30, 2001 and 2000, net cash inflow in financing activities was NT$4,940,000 (US$145,000) and NT$57,000,000 (US$1,676,000), respectively. The positive cash flow from financing activities in the six months ended June 30, 2001 was mainly due to capital received in advance of NT$6,630,000 (US$195,000). The positive cash flow from financing activities for the six months ended June 30, 2000 was due to an increase of share capital by issuing 2,153,846 shares of no par value for NT$60,000,000 (US$1,765,000).



         As at December 31, 2000, we had a working capital of NT$34,416,000 (US$1,012,000) and cash and cash equivalent of NT$31,011,000 (US$912,000).


         Accounts receivable at December 31, 2000 were NT$31,278,000 (US$920,000), including a receivable of approximately NT$23,000,000 (US$676,000) due in February 2001 for the Yuen Bang project. This amount was paid by the client on schedule.

         The amount due from related parties as at December 21, 1999 was NT$9,158,000 (US$269,000) which included a prepayment for subcontracted work. This transaction was cancelled in 2001 and the prepayment was refunded to us.

         Accounts payable as at December 31, 2000 and 1999 were NT$18,808,000 (US$553,000) and NT$16,005,000 (US$471,000) respectively, reflecting subcontracting works and equipment purchased for our activities in contracting business during the year.

         The computer network installation contract work deposit from customers as at December 31, 2000 was NT$6,502,000 (US$191,000), reflecting the stage of completion of contracts at that time rather than the amount of contracts on hand. The amount due from customers for contract work as at December 31, 1999 was NT$384,000 (US$11,000). This represents the portion of contracting projects awarded to us during the year that would be completed in the next fiscal year.

         There was a negative net cash flow of NT$62,964,000 (US$1,852,000) consumed by operations in the year ended December 31, 2000. This mainly reflects the increase in selling, general and administrative expenses paid during the year.

         For the years ended December 31, 2000 and 1999, net cash used in investing activities were NT$37,645,000 (US$1,107,000) and NT$2,646,000
(US$78,000), respectively. The increase in the year ended December 31, 2000 was due to the significant additions of property, plant and machinery for operation expansion and new business development.

         For the years ended December 31, 2000 and 1999, net cash inflow for financing activities was NT$122,000,000 (US$3,588,000) and NT$7,730,000
(US$227,000), respectively. The positive cash flow from financing activities in the year ended December 31, 2000 was mainly due to an increase of share capital by issuing 3,948,738 shares of no par value for NT$125,000,000 (US$3,676,000) in the year ended December 31, 2000. The cash inflow in the year ended December 31, 1999 represented the receipt in advance of share capital issued in the year ended December 31, 2000.

         The short term bank loan borrowed for working capital as at December 31, 1999 and 1998 was NT$3,000,000 (US$88,000). This bank loan was unsecured and interest bearing. It was fully repaid in January 2000.

         Net cash inflow and outflow from operating activities for the years ended December 31, 1999 and 1998 were NT$1,880,000 (US$55,000) and NT$12,192,000
(US$359,000), respectively. The main reason for the cash inflow for the year ended December 31, 1999 was an increase of gross profit generated from operations.


         The net cash used in and inflow from investing and financing activities was NT$552,000 (US$16,000) and NT$14,800,000 (US$435,000), respectively, for the year ended December 31, 1998. The inflow was mainly due to the issue of 538,446 shares for NT$15,000,000 (US$441,000).


INFLATION

         Based on historical experience, the duration of our contracts as well as high-technology products and services, from commencement to completion, has varied between two and fifteen months, with the majority of projects being approximately four months. Thus, it has not been necessary to provide for inflation in contracts entered into by us.

         During the years ended December 31, 2000 and 1999, Taiwan experienced a deflation rate of 4% and an inflation rate of 2.8% respectively. We attempt to avoid problems resulting from inflation by ensuring our work is kept on schedule. Moreover, we have always been able to purchase supplies and materials once a project is signed, thus minimizing the effect of inflation.

CURRENCY RISKS


         We expect to continue our present practice of entering into contracts under which contract sums are payable in New Taiwan dollars. Purchases and expenses will also be paid in New Taiwan dollars. Because product and operating costs are based largely on the currency in which related revenue is generated, we face limited related foreign exchange exposure in this area and have historically not attempted to hedge our exposure to foreign currency fluctuations. In addition, as the associated companies in Hong Kong and the PRC are at the development stage, we consider this risk to be immaterial.

                                  OUR BUSINESS

CURRENT OPERATIONS


         We design and build Web-based telecommunication systems which remotely monitor and control various systems used in office buildings, apartment buildings and homes. Generally, our systems allow building property managers and residents of homes and apartments to monitor over the Internet their:

         o Security and burglar alarm systems, including their on-property cameras and perimeter protection, which we offer under our IS 2000 brand;

         o Automated building systems, including their electrical systems, heating and air conditioning systems, interior and exterior lighting systems, landscape maintenance systems and parking control systems, which we intend to offer by year end under our SohoLink brand; and

         o Communication systems, which allow them and their neighbors to communicate with each other and which we offer under our e-Building brand.


         Off-site monitoring and control are accomplished by accessing the Internet through Web sites designed and hosted by us and through Internet access provided by us. The Internet access we provide is DSL service. Our DSL products are based on a type of DSL technology known as asymmetrical DSL or ADSL. ADSL technology provides substantially faster transmission of data from the network to the end-user than from the user to the network. This tradeoff works to the user's advantage in that most users typically download more data from the network than they send to the network.

IS 2000

          We work with construction companies to design and install security and building automation systems for new office buildings. Following installation, we enable the office building property managers to monitor from the Internet the security and building automation systems which we have designed and installed.

         Our IS 2000 system allows property managers on or off-site to remotely view the public areas of their buildings through digital cameras located throughout the building. These cameras are placed in main floor lobbies, elevators, upper floor lobbies, parking structures and the like. Monitoring is accomplished over the Internet through Web sites designed and hosted by us, allowing building managers visual access online from anywhere in the world.

         Through these Web sites, our IS 2000 system also allows office managers to monitor most of the automated systems in the office building, such as electrical, heating and air conditioning, interior and exterior lighting, landscape maintenance and parking control.

         In early 2002 we also expect to begin distributing DGI 3000, an advanced digital imaging system that will provide property managers with significantly more digital cameras, split screen monitoring capability, motion detectors and multiple camera recording capability. DGI 3000 will also allow property managers to access and monitor these security systems by cell phone and pagers as well as through the Internet and to combine all buildings managed by them into one system.

SOHOLINK


         By the second quarter of 2002, we intend to introduce SohoLink, a lesser priced Internet-based system that will allow residents to remotely monitor their apartments and homes through the Internet.


         SohoLink may be installed during construction of homes and apartment buildings, or it may be retrofitted into existing apartment buildings without extensive and expensive rewiring. The SohoLink system allows residents to access through Web sites developed by us a number of systems within the residence. These systems include the residence's security systems, such as perimeter burglar alarms and security cameras, as well as home automation systems which control power to the home, lights, heating and air conditioning systems and the like. SohoLink's capabilities also include Intranet features allowing messages to be communicated between residents and building managers over the Internet using a video screen in the home.

e-BUILDING SYSTEMS


         We offer, under our e-Building brand, broadband access to existing apartment buildings using what is commonly known as "DSL" technology, which does not require expensive rewiring. The technology allows residents to use their telephone and access the Internet simultaneously. Once installed, we can also offer apartment dwellers many of the features offered by SohoLink.


         This technology provides an opportunity for residents of apartment buildings to significantly reduce their costs for telephone services and to add additional Internet service to their phone lines. DSL technology also allows network access providers to offer both data and voice services to residences.

         As our broadband access is deployed, as the price of personal computers continues to decline and as the availability of network enabled devices and applications increases, opportunities are emerging for us to offer cost-effective premise networking solutions. Premise networking allows multiple users to share high bandwidth resources throughout the apartment or home. This provides consumers with cost savings from sharing hardware, software and high-speed Internet access, allowing a broader range of home computing applications, such as SohoLink and increased convenience. According to Cahners In-Stat Group, the reasons consumers cited for desiring to own a premise network were:

         o        Internet access sharing;

         o        Printer sharing;

         o        File sharing;

         o        Connecting laptop to work;

         o        Premise control;

         o        Multiplayer gaming;

         o        Distributed video; and

         o        Remote monitoring or security.

         Our technology uses the existing telephone wiring of a premise and eliminates the need to add additional network wiring throughout the apartment building.

OUR STRATEGY

         We seek to increase our revenue and thereby improve our profitability by expanding sales of our IS 2000, SohoLink and e-Building systems. In order to accomplish this goal, we intend to

         o Increase our marketing efforts by expanding our in-house marketing staff and increasing our attendance at trade shows and seminars. We will continue to focus our marketing efforts on building contractors, security and burglar alarm firms and real estate developers, who are motivated to install our systems in order to make their own products more marketable;

         o Strengthen and expand our working relationships with strategic partners. We believe that developing relationships with significant potential users of our products will allow us to jointly market to end users. For instance, we seek to add working relationships with other security and alarm firms in order to jointly market security services to office building and apartment building property managers. Similarly, developing additional working relationships with real estate developers offers us access to property managers selected by the developers to manage the properties upon completion of construction;

         o Expand our product offerings through joint ventures throughout Asia. We intend to continue to develop joint venture relationships with companies in other Asian cities similar to the relationships we have developed in Shanghai and Hong Kong. We seek such joint venture relationships with local firms engaged in broadband sales, security services or property management. We intend to offer IS 2000, SohoLink and e-Building systems through sales people trained by us but based in our joint venture partners' offices;

         o Continue to offer state of the art Web-based products to monitor and control home and office environments. We believe our products offer state of the art technologies for monitoring and controlling environments. We intend to continue to research and develop new systems and to integrate improved systems offered by our vendors in order to maintain our state of the art technologies; and

         o Use our e-Building technology to promote the sales of IS 2000 and SohoLink. Our e- Building technology allows us to offer broadband access to older apartment and office buildings without expensive rewiring costs. Once broadband access is completed in these buildings, residents and property managers will have the ability to monitor and control building systems and security using our IS 2000 and SohoLink systems. We intend to offer these products during the installation of each e-Building installation.

MARKETING

         Marketing is conducted by our ten-person in-house marketing staff, who call directly upon office and apartment building contractors and office building and apartment property managers. We have also developed working relationships with other companies involved in the security and property management business, such as security and burglar alarm companies, real estate developers and multiple unit property managers. In this regard we have developed such a working relationship with Taiwan Secom Co. Ltd., Taiwan's largest security and burglar alarm company and a stockholder of our company. Similarly, we also work with d-Life Development Co. Ltd., which develops office buildings and factories in Taiwan and is also one of our stockholders.

         We also seek to promote our products through public relations press releases to the media and by attendance at trade shows, international conventions and conferences attended by security firms and construction companies. We do not advertise in the mass media, as we believe our products cannot economically be marketed directly to the general public.

JOINT VENTURE RELATIONSHIPS IN THE PEOPLE'S REPUBLIC OF CHINA

         Through our own wholly-owned subsidiary, Sunning Technology Limited, we own 30% of Shanghai Trillion Services, Ltd, a Shanghai-based company that offers network integration services and products similar to ours in the Shanghai metropolitan area. Our partners in Shanghai Trillion Services, Ltd are S.H. Xian Yu Development Co. and Trillion Services, Ltd., both nonaffiliates. In the future we hope to expand the operations of Shanghai Trillion Services Ltd. to Beijing and other cities in the People's Republic of China.

         We also own 40% of Deson-Soho Technology Limited, which markets our IS 2000 and e-Building products in Hong Kong. Our partner in Deson-Soho is Deson Development International Group, also a nonaffiliate.


         Our joint venture partners are not subject to any material business regulations by the People's Republic of China.


MANUFACTURING

         We outsource the fabrication, assembly and testing of all the devices used in our IS 2000, SohoLink and e-Building system products.

COMPETITION

         We compete in Taiwan and the People's Republic of China with a limited number of other companies that market building security and automation systems. Many of these companies are larger and have more marketing resources, personnel and name recognition than we.


         In Taiwan all three of our major products compete with the products of Yan Chin Technology, an alliance of a number of Taiwanese companies that together are approximately the same size in revenue as we. Yan Chin has marketed in Taiwan under the product name "Ehome 21" since 1999.

         In Mainland China and Hong Kong all three of our major products compete with the products of Pao Lu New Technology Co. Pao Lu established its Taiwan operations in May 2000, and is well known in its market area.


         Competitive factors in our industry include price, warranty and service. We believe we compete favorably with respect to each of these competitive factors.

EMPLOYEES

         We have 33 employees, including our executive officers.


GOVERNMENT REGULATION

         We are not subject to any material government regulations in Taiwan or the People's Republic of China. We are, however, subject to customary zoning land use, building, occupational safety and regulated regulations which are applicable to all businesses.


PROPERTIES

         Our corporate offices are located in Hsin Chu, Taiwan and consist of 8,200 square feet of space leased until April 2003 at a monthly rental of approximately NT$325,000. We have sales offices in Taipei and Kaoshiung, Taiwan of 1,500 square feet and 1,850 square feet, respectively. In Taipei our lease rate is NT$49,000 per month under a lease which expires in January 2002, and in Kaoshung our lease rate is NT$19,500 per month under a lease which expires in March 2002. We also lease a 3,200 square foot storehouse in Hsin Chu for NT$35,000 per month.

                     ENFORCEABILITY OF CIVIL LIABILITIES AND
                      CERTAIN FOREIGN ISSUER CONSIDERATIONS

         We are a British Virgin Islands holding company, and all of our assets are located in the Republic of China. In addition, all of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state. There is uncertainty as to whether courts of the Republic of China or the British Virgin Islands would enforce:

         o Judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or

         o In original actions brought in the Republic of China or the British Virgin Islands, liabilities against us or these non-residents predicated upon the securities laws of the United States or any state.

         We have designated the Law Office of Gary A. Agron, 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111, as our agent for service of process in the United States with respect to this offering.

         There are no treaties between the Republic of China and the United States, nor between the British Virgin Islands and the United States providing for the reciprocal enforcement of foreign judgments. However, the courts of the Republic of China and the British Virgin Islands may accept a foreign judgment as evidence of a debt due. An action may be commenced in the Republic of China or the British Virgin Islands for recovery of this debt. However, a Chinese or British Virgin Islands court will only accept a foreign judgment as evidence of a debt due, if:

         o        The judgment is for a liquidated amount in a civil matter;

         o The judgment is final and conclusive and has not been stayed or satisfied in full;

         o The judgment is not directly or indirectly for the payment of foreign taxes, penalties, fines or charges of a like nature. In this regard, a Chinese or British Virgin Islands court is unlikely to accept a judgment of an amount obtained by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained by the person in whose favor the judgment is given;

         o The judgment was not obtained by actual or constructive fraud or duress;

         o The foreign court has taken jurisdiction on grounds that are recognized by the private international law rules in the Republic of China as to conflict of laws in the Republic of China or common law rules as to conflict of laws in the British Virgin Islands;

         o The proceedings in which the judgment was obtained were not contrary to the concept of fair adjudication;

         o The proceedings in which the judgment was obtained, the judgment itself and the enforcement of the judgment are not contrary to the public policy of the Republic of China or the British Virgin Islands;

         o The person against whom the judgment is given is subject to the jurisdiction of the Chinese or the British Virgin Islands courts; and

         o The judgment is not on a claim for contribution in respect of damages awarded by a judgment that does not satisfy the above requirements.

         Enforcement of a foreign judgment in the Republic of China or the British Virgin Islands also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

         Under United States law, majority and controlling stockholders generally have certain "fiduciary" responsibilities to minority stockholders. Shareholder action must be taken in good faith and actions by controlling stockholders that are obviously unreasonable may be declared null and void. While we believe there are no material differences between the protection afforded to minority stockholders of a company organized as an International Business Company under the law of the British Virgin Islands from those generally available to stockholders of corporations organized in the United States, there may be circumstances where the British Virgin Islands law protecting the interests of minority stockholders may not be as protective as the law protecting minority stockholders in United States jurisdictions. Under British Virgin Islands law, a shareholder of a company organized as an International Business Company under the laws of the British Virgin Islands may bring an action against a company, even if other stockholders do not wish to bring an action and even though no wrong has been done to the shareholder personally. This is a representative action, that is, an action on the shareholder's own behalf and on behalf of other persons in his class, or similarly situated. Instances where representative actions may be brought include:

         o To compel a company to act in a manner consistent with its Memorandum of Association and Articles of Association;

         o To restrain directors from acting on resolutions, where notice of a stockholders' meeting failed adequately to inform stockholders of a resolution proposed at the meeting;

         o To restrain a company, where it proposes to perform an act not authorized by the Memorandum of Association and the Articles of Association or to seek damages from a director to compensate a company from the consequences of such an unauthorized act, or to recover property of a company disposed of under such unauthorized act;

         o To restrain a company from acting upon a resolution that was not made in good faith and for the benefit of stockholders as a whole;

         o To redress where a resolution passed at a stockholders' meeting was not properly passed, for instance if it was not passed with the necessary majority;

         o To restrain a company from performing an act which is contrary to law; and

         o To restrain a company from taking any action in the name and for the benefit of a company.

         Such an action also may be brought against directors and promoters who have breached their fiduciary duties to the company, though acts amounting to a breach of a fiduciary duty can be ratified by a general meeting of stockholders, in the absence of fraud. Such actions against directors and promoters only may be taken, however, if such directors and promoters have power to influence the action taken by a general meeting by means of, for instance, their votes as stockholders, which would prevent a company from suing them in the company's name. Although British Virgin Islands law does permit a shareholder of a British Virgin Islands company to sue its directors representatively or derivatively, the circumstances in which any such action may be brought as set forth above may result in the rights of stockholders of a British Virgin Islands company being more limited than those of stockholders in a United States company.

                                 OUR MANAGEMENT

OFFICERS AND DIRECTORS

         Information concerning each of our executive officers and directors is set forth below:


NAME                                                                   POSITION
----                                                                   --------
Chen, Li-Lung                                        Chief Executive Officer and Director
Tseng, Wen-Huar                                      Executive Vice President and Chief Financial Officer
Fang, Tien-Hua                                       Vice President-Technology
Hsu, Chin-Shou                                       Vice President-Projects
Chao, Ruey-Long                                      Vice President-Research
Chou, Hsing-Kuo                                      Director
Hsu, Jui-Yi                                          Director
Hsieh, Shiao-Chieh                                   Director
Ou, Hung-Jen                                         Director

         Directors hold office for a period of one year from their election at the annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors. Our audit and compensation committees consist of Messrs. Chou, Hsu, Hsieh and Ou, all of whom are independent directors.

         Chen, Li-Lung, age 37, founded our company in 1990 and has been our Chief Executive Officer and a director since that date. He earned an MBA from the University of Leicester, England.

         Tseng, Wen-Huar, age 38, has been our Executive Vice President and Chief Financial Officer since June 1999. From 1994 to 1999, he was a senior manager for the d-Life Group, a business management company. He earned an MBA from the University of Leicester, England.

         Fang, Tien-Hua, age 33, joined us in 1995 and has been our Vice President-Technology since January 2000.

         Hsu, Chin-Shou, age 32, joined us in 1992 and has been our Vice President-Projects since 1997. He earned a Bachelor's degree in electrical machinery from China University, Taiwan.

         Chao,Ruey-Long, age 40, joined us in December 1999 as our Vice President-Research and Development. From June 1996 to December 1999, he was President of Feifan Information Company, Ltd., an information management firm which was acquired by our company in December 1999. He graduated with a Bachelor's degree from Ming Xin Industry of Technology College, Hsin Chu, Taiwan.

         Chou, Hsing-Kuo, age 43, became a director in October 2000. He has been employed by Taiwan Secom Co., Ltd. as an Assistant Manager since 1982.

         Hsu, Jui-Yi, age 38, became a director in May 2000. From June 1989 to June 1994, he was a Branch Manager for the Qing Xi Taxi Call Center. Since June 1994, he has been an independent real estate developer and owner and Chief Executive Officer of Quan Ke Company, a legal document agent.

         Hsieh, Shiao-Chieh, age 50, became a director in May 2000. He has been Chief Executive Officer of Teng Fu Architects since 1990.

         Ou, Hung-Jen, age 39, became a director in July 2001. From 1992 to April 1998, he was Chief Executive Officer of Jin Chang Construction Corporation. From April 1998 to the present, he has been Chief Executive Officer of Stars Garden Motels. Mr. Ou earned a Bachelor's degree from Cheng Yu University, Taiwan.

EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation paid to our Chief Executive Officer for the years ended December 31, 2000, 1999 and 1998.


                           SUMMARY COMPENSATION TABLE



                                       ANNUAL COMPENSATION                             LONG-TERM COMPENSATION AWARDS
                                       -------------------                             -----------------------------
                                                                   OTHER         RESTRICTED         SHARES            ALL
       NAME AND                                                    ANNUAL          STOCK           UNDERLYING        OTHER
  PRINCIPAL POSITION      YEAR        SALARY         BONUS      COMPENSATION      AWARD(S)          OPTIONS       COMPENSATION
  ------------------      ----        ------         -----      ------------     ----------       -----------     ------------
CHEN, LI-LUNG             2000   NT$1,515,000          0             0                0                0                0
  CHIEF EXECUTIVE         1999   NT$1,501,500          0             0                0                0                0
  OFFICER                 1998   NT$1,471,600          0             0                0                0                0


         Mr. Chen currently receives an annual salary of NT$1,500,000.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding holdings of common stock by:

         o Each person who, as of this date, holds of record or is known by us to hold beneficially or of record, more than 5% of our common stock,

         o        Each director, and

         o        All officers and directors as a group.

         The address of each person is our address at 300 4F-3, No. 6, Lane 99 Pudling Road, Hsin Chu, Taiwan, Republic of China.



                                                                         PERCENT
                                                          PERCENT        OF CLASS
                                                          OF CLASS        AFTER
                                           SHARES         PRIOR TO       MAXIMUM
         NAME                               OWNED         OFFERING       OFFERING
         ----                             ---------      ---------       ---------

Chen, Li-Lung                               295,077            6.3%            4.4%
Chou, Hsing-Kuo(1)                          717,949           15.4%           10.8%
Hsu, Jui-Yi                                  70,000            1.5%            1.1%
Hsieh, Shiao-Chieh                          682,051           14.6%           10.2%
Ou, Hung-Jen                                179,487            3.8%            2.7%
Peng, Li-Fang                               308,000            6.6%            4.6%
Chen, Chen-Nan                              358,256            7.7%            5.4%
Tseng, Wen-Huar                             268,871            5.8%            4.0%
Lin Chung-Der(2)                            358,867            7.7%            5.4%
All executive officers and directors
 as a group (9 persons)                   2,282,718           48.9%           34.2%



(1) These shares are owned beneficially by Taiwan Secom Co., Ltd., Mr. Chou's employer.

(2) These shares are owned beneficially by d-Life Development Co., Ltd., Mr. Lin's employer.


                              CERTAIN TRANSACTIONS


         We lease office space in Hsin Chu from d-Life Development Co., Ltd., a stockholder. We believe our rental rate, which is currently NT$306,300 per month, is fair and consistent with rentals charged by nonaffiliates in the same market area.

         In 1999 we agreed to pay NT$9,158,000 for technology assistance from a company controlled by the sister-in-law of our Chief Executive Officer. In 2000 the agreement was cancelled and the funds were returned to us.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue 20,000,000 shares of no par value common stock, of which 4,666,666 shares are outstanding as of the date of this prospectus. Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders, and cumulative voting is not permitted. Upon issuance, shares of common stock are not subject to further assessment or call. Subject to the rights of any series of preferred stock that may be issued by us in the future, holders of common stock are entitled to receive ratably such dividends that may be declared by the Board of Directors out of legally available funds and are entitled to share ratably in all assets remaining after payment of liabilities in the event of our liquidation, dissolution or winding up. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. The outstanding common stock is fully paid and nonassessable.

PREFERRED STOCK

         We are authorized to issue up to 5,000,000 shares of no par value preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, under the Memorandum of Association, the Board of Directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the common stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease of the value or market price of the common stock and could further be used by the Board of Directors as a device to prevent a change in our control. We have no other anti-takeover provisions in our Memorandum of Association. Holders of the preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights.

SHARES ELIGIBLE FOR FUTURE SALE

         Before this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after the offering because of the legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

         Upon completion of the offering, we will have outstanding up to 6,666,666 shares of common stock. Of these shares, 2,000,000 shares sold in the offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," such as officers, directors or 10% stockholders.

         The remaining 4,666,666 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144. Sales of restricted securities in the public market, or the availability of such securities for sale, could adversely affect the market price of the common stock. These shares may not be sold into the U.S. public market until September 2002, and then must be sold in the U.S. pursuant to Rule 144.

         In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

         o One percent of the number of shares of common stock then outstanding, which will equal 66,666 shares immediately after the offering; or

         o The average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

         Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the volume limitations of Rule 144.

TRANSFER AGENT

         Corporate Stock Transfer, Inc., Denver, Colorado, is our transfer agent. The transfer agent's address is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, and its telephone number is (303) 282-4800.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING STOCKHOLDERS

         There are no exchange control restrictions in the Republic of China on the repatriation of dividends by our subsidiaries. In addition, there are no material British Virgin Islands laws that impose foreign exchange controls on us or that affect the payment of dividends, interest or other payments to non-resident holders of our capital stock. British Virgin Islands law and our Memorandum of Association and Articles of Association impose no limitations on the right of non-resident or foreign owners to hold or vote the common stock.

DIFFERENCES IN CORPORATE LAW

         Under the laws of most jurisdictions in the U.S., majority and controlling stockholders generally have certain "fiduciary" responsibilities to the minority stockholders. Stockholder action must be taken in good faith and actions by controlling stockholders which are obviously unreasonable may be declared null and void. British Virgin Islands law protecting the interests of minority stockholders may not be as protective in all circumstances as the law protecting minority stockholders in U.S. jurisdictions.

         While British Virgin Islands law does permit a stockholder of a British Virgin Islands company to sue its directors derivatively, that is, in the name of and for the benefit of our company and to sue a company and its directors for his benefit and for the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of stockholders of a British Virgin Islands company being more limited than those of stockholders of a company organized in the U.S.

         Our directors have the power to take certain actions without stockholder approval, including an amendment of our Memorandum of Association or Articles of Association or an increase or reduction in our authorized capital, which would require stockholder approval under the laws of most U.S. jurisdictions.

In addition, the directors of a British Virgin Islands corporation, subject in certain cases to court approval but without stockholder approval, may, among other things, implement a reorganization, certain mergers or consolidations, the sale, transfer, exchange or disposition of any assets, property, part of the business, or securities of the corporation, or any combination of these items, if they determine it is in the best interests of the corporation, its creditors, or its stockholders. Our ability to amend our Memorandum of Association and Articles of Association without stockholder approval could have the effect of delaying, deterring or preventing our change in control without any further action by the stockholders, including, but not limited to a tender offer to purchase the common stock at a premium over then current market prices.

         As in most U.S. jurisdictions, the board of directors of a British Virgin Islands corporation is charged with the management of the affairs of the corporation. In most U.S. jurisdictions, directors owe a fiduciary duty to the corporation and its stockholders, including a duty of care, under which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, under which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its stockholders or that deprives the corporation or its stockholders of any profit or advantage. Many U.S. jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited. Under British Virgin Islands law, liability of a corporate director to the corporation is primarily limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the corporation. However, under our Articles of Association, we will be authorized to indemnify any director or officer who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being one of our directors or officers, provided such person acted honestly and in good faith and with a view to our best interests and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Our Articles of Association also enable us to indemnify any director or officer who was successful in such a proceeding against expense and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding.

         The above description of certain differences between British Virgin Islands and U.S. corporate laws is only a summary and does not purport to be complete or to address every applicable aspect of such laws. However, we believe that all material differences are disclosed above.

                                    TAXATION

         The following is a summary of anticipated material U.S. federal income tax and British Virgin Islands tax consequences of an investment in our common stock. The summary does not deal with all possible tax consequences relating to an investment in the common stock and does not purport to deal with the tax consequences applicable to all categories of investors, some of which, such as dealers in securities, insurance companies and tax-exempt entities, may be subject to special rules. In particular, the discussion does not address the tax consequences under state, local and other non-U.S. and non-British Virgin Islands tax laws. Accordingly, each prospective investor should consult its own tax advisor regarding the particular tax consequences to it of an investment in the common stock. The discussion below is based upon laws and relevant interpretations in effect as of the date of this prospectus, all of which are subject to change.

UNITED STATES FEDERAL INCOME TAXATION

         The following discussion addresses only the material U.S. federal income tax consequences to a U.S. person, defined as a U.S. citizen or resident, a U.S. corporation, or an estate or trust subject to U.S.

federal income tax on all of its income regardless of source making an investment in the common stock. For taxable years beginning after December 31, 1996, a trust will be a U.S. person only if:

         o A court within the United States is able to exercise primary supervision over its administration; and

         o One or more United States persons have the authority to control all of its substantial decisions.

         In addition, the following discussion does not address the tax consequences to a person who holds or will hold, directly or indirectly, 10% or more of the common stock which we refer to as a "10% Stockholder." Non-U.S. persons and 10% Stockholders are advised to consult their own tax advisors regarding the tax considerations incident to an investment in the common stock.

         A U.S. investor receiving a distribution of the common stock will be required to include such distribution in gross income as a taxable dividend, to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any distributions in excess of such earnings and profits will first be treated, for U.S. federal income tax purposes, as a nontaxable return of capital, to the extent of the U.S. investor's adjusted tax basis in the common stock, and then as gain from the sale or exchange of a capital asset, provided that the common stock constitutes a capital asset in the hands of the U.S. investor. U.S. corporate stockholders will not be entitled to any deduction for distributions received as dividends on the common stock.

         Gain or loss on the sale or exchange of the common stock will be treated as capital gain or loss if the common stock is held as a capital asset by the U.S. investor. Such capital gain or loss will be long-term capital gain or loss if the U.S. investor has held the common stock for more than one year at the time of the sale or exchange.

         A holder of common stock may be subject to "backup withholding" at the rate of 31% with respect to dividends paid on such common stock if such dividends are paid by a paying agent, broker or other intermediary in the United States or by a U.S. broker or certain United States-related brokers to such holder outside the United States. In addition, the proceeds of the sale, exchange or redemption of common stock may be subject to backup withholding, if such proceeds are paid by a paying agent, broker or other intermediary in the United States.

         Backup withholding may be avoided by the holder of common stock if such holder:

         o Is a corporation or comes within certain other exempt categories; or

         o Provides a correct taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with the backup withholding rules.

         In addition, holders of common stock who are not U.S. persons are generally exempt from backup withholding, although such holders may be required to comply with certification and identification procedures in order to prove their exemption.

         Any amounts withheld under the backup withholding rules from a payment to a holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, provided that amount withheld is claimed as federal taxes withheld on the holder's U.S. federal income tax return relating to the year in which the backup withholding occurred. A holder who is not otherwise required to file a U.S. income tax return must generally file a claim for refund or, in the case of non-U.S. holders, an income tax return, in order to claim refunds of withheld amounts.

BRITISH VIRGIN ISLANDS TAXATION

         Under the International Business Companies Act of the British Virgin Islands as currently in effect, a holder of common stock who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the common stock and all holders of common stock are not liable to British Virgin Islands income tax on gains realized during that year on sale or disposal of such shares; the British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated under the International Business Companies Act.

         There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated under the International Business Companies Act. In addition, the common stock is not subject to transfer taxes, stamp duties or similar charges.

         There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands.

REPUBLIC OF CHINA TAXATION

         There is no direct taxation on our common stockholders under Chinese law. Following the offering, we shall register our investment in Reng Bang with the Investment Commission of the Ministry of Economic Affairs of Taiwan and subsequently, in the event we distribute a dividend from our Taiwanese subsidiary to our company, we would be required to pay a 20% tax on the distribution. We do not anticipate paying any dividends from the subsidiary level.


                              PLAN OF DISTRIBUTION


         Subject to the terms and conditions of the underwriting agreement dated this date, Spencer Edwards, Inc., 6041 S. Syracuse Way, Suite 305, Englewood, Colorado 80111, has agreed to offer the shares on a best efforts 2,000,000 shares maximum, 1,000,000 shares minimum, basis to raise up to $10,000,000.

         Spencer Edwards may offer the shares of common stock through other licensed dealers and directly to the public at the initial public offering price set forth on the cover page of this prospectus less a commission of $.55 per share. Spencer Edwards may allow to certain other dealers a commission not in excess of $.25 per share. Spencer Edwards intends to pay a consulting fee to Pasco International Financial Securities Co., Ltd., a Taiwanese company, of $.10 per share for assistance in structuring the offering and marketing the common stock to Taiwanese citizens. Spencer Edwards does not intend to confirm sales to any accounts over which it exercises discretionary authority. We are not required to pay a non-accountable expense allowance or to issue any common stock purchase warrants in connection with the offering. A substantial portion of the shares are expected to be sold to Taiwanese residents.


         We have agreed to indemnify Spencer Edwards against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that it may be required to make as a result of these liabilities.

         Before the offering, there has been no established trading market for the common stock. The initial public offering price for the shares of common stock offered were determined by negotiation between Spencer Edwards and us. Among the factors considered in determining the initial public offering price were:

         o        The history of and the prospects for the Internet industry;

         o        Our past and present operations;

         o        Our historical results of operations;

         o        Our prospects for future earnings;

         o The recent market prices of securities of generally comparable companies; and

         o The general condition of the securities markets at the time of the offering.

METHOD OF SUBSCRIBING


         Persons may subscribe by completing and returning our subscription agreement. The offering price of $5.00 per share must accompany the subscription agreement. All checks must be made payable to "Key Bank-Easylink Escrow Account." All checks will be transmitted to the escrow account by noon of the next business day following receipt. Certificates for the shares subscribed will be issued within three business days following the closing of the offering.


SELLING PERIOD

         The selling period of the offering will terminate 90 days from the date of this prospectus unless extended for up to an additional 30 days.

MINIMUM-MAXIMUM AND ESCROW

         Until the minimum 1,000,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at Key Bank, Denver, Colorado, and such funds will only be invested in investments permissible under SEC Rule 15c-2-4. In the event that 1,000,000 shares are not sold during the 90-day selling period commencing on the date of this prospectus, or during the 30 day extension, all funds will be promptly returned to investors without deduction or interest. If 1,000,000 shares are sold, we may either continue the offering for the remainder of the selling period or close the offering at any time.

RIGHT TO REJECT

         We reserve the right to reject any subscription and to withdraw the offering at any time prior to acceptance of the subscriptions received, if acceptance of a subscription would result in the violation of any laws to which we are subject.

                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for us by Harney Westwood & Riegels, as to British Virgin Islands law. Certain legal matters in connection with the offering will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado, and for the underwriter by Peter E. Gadkowski, Colorado Springs, Colorado.

                                     EXPERTS

         Our financial statements as of December 31, 2000, 1999 and 1998, and for each of the years in the three-year period ended December 31, 2000, have been included here and in the registration statement in reliance upon the report of Moores Rowland, Hong Kong, independent auditors, appearing elsewhere in this prospectus, and upon the authority of this firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement under the Securities Act, covering the common stock. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the registration statement and the exhibits. For further information with respect to our company and the common stock, reference is made to the registration statement and the exhibits, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, copies of which may be obtained from the Commission upon payment of the prescribed fees.

         We will be subject to the foreign private issuer informational requirements of the Securities Exchange Act and therefore will be required to file reports, and other information with the Commission. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, filing proxy statements that comply with rules of the Commission. We will, however, file with the Commission proxy statements required under the rules of the British Virgin Islands. We also will file with the Commission under cover of Form 6-K any reports that we file in the British Virgin Islands. Our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions set forth in Section 16 of the Exchange Act. We also are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Any reports we file may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Commission at that address. The reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 300, New York, New York 10048, at Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60621 and on the Commission's Web site at www.sec.gov.

         We will furnish to our stockholders annual reports which will include audited financial statements. We may also furnish to our stockholders quarterly financial statements and other reports that may be authorized by our Board of Directors.


         No dealer, salesman or other person has been authorized to give any information or to may any representations other than contained in this prospectus in connection with the offering described here, and if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities offered by this prospectus to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since this date.

Report of Independent Certified Public Accountants

To the Stockholders and Board of Directors of Easylink Information Technology Co., Ltd. (incorporated in the British Virgin Islands with limited liability)


     We have audited the accompanying consolidated balance sheets of Easylink Information Technology Co., Ltd. as of December 31, 1999 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such financial statements, prepared on the basis of presentation as set out in notes 1 and 2 to the consolidated financial statements, present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1999 and 2000, and the consolidated results of its operations and cash flows for each of years in the three year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.




Moores Rowland
Chartered Accountants
Certified Public Accountants
Hong Kong

Dated: October 11, 2001

                    Easylink Information Technology Co., Ltd.

                      Consolidated Statements of Operations
                   (Dollars in thousands except share amounts)
================================================================================



                                                                                                         (unaudited)
                                                  Year ended December 31,                         Six months ended June 30,
                                    ----------------------------------------------------    --------------------------------------
                                       1998          1999          2000          2000          2000          2001          2001
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                        NT$           NT$           NT$           US$           NT$           NT$           US$

Sales revenue                           31,444        42,622        34,018         1,000         7,130        48,882         1,438
Costs of sales (exclusive of
  depreciation shown below)            (26,476)      (31,370)      (33,104)         (974)       (5,989)      (28,911)         (850)
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Gross profit                             4,968        11,252           914            26         1,141        19,971           588
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Expenses
Selling, general and                   (10,618)      (13,402)      (60,401)       (1,776)      (26,063)      (25,629)         (754)
administrative
Depreciation                              (297)         (481)       (5,485)         (161)       (1,427)       (1,980)          (58)
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                       (10,915)      (13,883)      (65,886)       (1,937)      (27,490)      (27,609)         (812)
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Operating loss                          (5,947)       (2,631)      (64,972)       (1,911)      (26,349)       (7,638)         (224)
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Interest income                             19            24           874            26           368           180             5
Interest expense                          (311)         (281)          (10)           (1)          (10)           --            --
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                          (292)         (257)          864            25           358           180             5
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Other income                                40            96           368            11           125           207             6
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Equity in net income of
affiliates                                  --            --            --            --            --        (1,963)          (58)
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Loss before income taxes                (6,199)       (2,792)      (63,740)       (1,875)      (25,866)       (9,214)         (271)
Income tax expense                          --          (164)           --            --            --            --            --
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net loss                                (6,199)       (2,956)      (63,740)       (1,875)      (25,866)       (9,214)         (271)
Other comprehensive income                  --            --            --            --            --            --            --
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Comprehensive loss                      (6,199)       (2,956)      (63,740)       (1,875)      (25,866)       (9,214)         (271)
                                    ==========    ==========    ==========    ==========    ==========    ==========    ==========
Net loss per share
Weighted average number of
shares outstanding
Basic                                  545,349       717,952     2,956,390     2,956,390     2,348,220     4,666,666     4,666,666
                                    ==========    ==========    ==========    ==========    ==========    ==========    ==========
Net loss per share of common
share                                    11.37          4.12         21.56          0.63         11.02          1.97          0.06
                                    ==========    ==========    ==========    ==========    ==========    ==========    ==========





The accompanying notes are an integral part of these consolidated financial statements.

                    Easylink Information Technology Co., Ltd.

                           Consolidated Balance Sheets
                   (Dollars in thousands except share amounts)
================================================================================

                                                                                               (unaudited)
                                                               Year ended                      Six months
                                                               December 31,                   ended June 30,
                                                   -----------------------------------    ----------------------
                                                     1999         2000          2000        2001          2001
                                                   --------     --------      --------    --------      --------
                                        Notes         NT$          NT$           US$         NT$           US$
ASSETS

Current assets
Cash and cash equivalents                             9,620       31,011           912       5,844           172
Accounts receivable, net of provision of             14,318       31,278           920      27,993           823
bad and doubtful debts of NT$73 in 1999,
NT$99 in 2000 and NT$99 in 2001
Inventories                                4            641        1,994            59      10,376           305
Due from customers for contract work       5            384           --            --          --            --
Deposits                                                 76        1,612            47       1,352            40
Prepaid expenses                           6             76        2,987            88       7,393           217
Other current assets                                      5          206             6         403            12
Due from related parties               13(b)          9,158           --            --         925            27
                                                   --------     --------      --------    --------      --------
Total current assets                                 34,278       69,088         2,032      54,286         1,596

Property, plant and equipment, net         8          3,800       35,635         1,048      21,985           647
Deferred offering cost                  2(e)             --           --            --       1,690            50
                                                   --------     --------      --------    --------      --------
Total assets                                         38,078      104,723         3,080      77,961         2,293
                                                   ========     ========      ========    ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable - trade                             16,005       18,808           553       2,829            83
Contract work deposit from customers       5             --        6,502           191         161             5
Accrued expenses                                      2,349        6,742           198       3,407           100
Bank loan, current                         9          3,000           --            --          --            --
Receipt in advance                        10             --        2,088            62       3,182            94
Other payable                             11          7,933          219             6       7,545           221
Due to related parties                 13(b)             --          313             9          --            --
                                                   --------     --------      --------    --------      --------
Total liabilities                                    29,287       34,672         1,019      17,124           503
                                                   --------     --------      --------    --------      --------

Commitments and contingencies             16
Stockholders' equity
Common stock,
   Authorised: 5,000,000 shares of preferred
               stock, no par value
               20,000,000 shares of common
               stock, no par value
   Issued and outstanding:
               4,666,666 shares of common
               stock                      14             --           --            --          --            --
Additional paid-in capital                           20,000      145,000         4,265     145,000         4,265
Legal reserve                             15            159          159             5         159             5
Other comprehensive income                               --           --            --          --            --
Accumulated losses                                  (11,368)     (75,108)       (2,209)    (84,322)       (2,480)
                                                   --------     --------      --------    --------      --------
Total stockholders' equity                            8,791       70,051         2,061      60,837         1,790
                                                   --------     --------      --------    --------      --------
Total liabilities and stockholders' equity           38,078      104,723         3,080      77,961         2,293
                                                   ========     ========      ========    ========      ========

The accompanying notes are an integral part of these consolidated financial statements.

                    Easylink Information Technology Co., Ltd.

           Consolidated Statements of Changes in Stockholders' Equity
                   (Dollars in thousands except share amounts)
================================================================================


                                       Common stock
                                    -------------------
                                                          Additional                 Other
                                      Number                paid-in     Legal    Comprehensive   Accumulated
                                    of shares    Amount     capital    reserve       income         losses             Total
                                    ----------   ------   ----------   -------   -------------   -----------   -------------------
                                                   NT$        NT$        NT$          NT$            NT$         NT$         US$
Balance as of  January 1, 1998         179,482       --        5,000       159              --        (2,213)     2,946         87
Common stock issued                    538,446       --       15,000        --              --            --     15,000        441
Net loss                                    --       --           --        --              --        (6,199)    (6,199)      (182)
                                    ----------   ------   ----------   -------   -------------   -----------   --------    -------
Balance as of December 31, 1998        717,928       --       20,000       159              --        (8,412)    11,747        346
Net loss                                    --       --           --        --              --        (2,956)    (2,956)       (87)
                                    ----------   ------   ----------   -------   -------------   -----------   --------    -------
Balance as of December 31, 1999        717,928       --       20,000       159              --       (11,368)     8,791        259
Common stock issued                  3,948,738       --      125,000        --              --            --    125,000      3,676
Net loss                                    --       --           --        --              --       (63,740)   (63,740)    (1,875)
                                    ----------   ------   ----------   -------   -------------   -----------   --------    -------

Balance as of December 31, 2000      4,666,666       --      145,000       159              --       (75,108)    70,051      2,060
Net loss                                    --       --           --        --              --        (9,214)    (9,214)      (271)
                                    ----------   ------   ----------   -------   -------------   -----------   --------    -------

Balance as of June 30, 2001          4,666,666               145,000       159              --       (84,322)    60,837      1,789
                                    ==========   ======   ==========   =======   =============   ===========   ========    =======



Note:


(1) On October 12, 2001, the Company acquired 100% interest in RBT by issuing 4,666,666 shares of common stock of no par value each to the stockholders of RBT. This acquisition has been treated as a reverse acquisition. On this basis, the historical ordinary stock and stockholders' equity amounts of RBT have been recapitalised to reflect the exchange of the 4,666,666 shares issued by the Company to the stockholders of RBT in exchange for the RBT's then outstanding shares.




The accompanying notes are an integral part of these consolidated financial statements.

                    Easylink Information Technology Co., Ltd.

                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)
================================================================================

                                                                                                       (unaudited)
                                                       Year ended December 31,                   Six months ended June 30,
                                             --------------------------------------------    --------------------------------
                                               1998        1999        2000        2000        2000        2001        2001
                                             --------    --------    --------    --------    --------    --------    --------
                                                NT$         NT$         NT$         US$         NT$         NT$         US$
Cash flows from operating activities
Net loss                                       (6,199)     (2,956)    (63,740)     (1,875)    (25,866)     (9,214)       (271)
Adjustment to reconcile net income to
net cash used in operating activities
Deprecation of property, plant and                297         481       5,485         161       1,427       1,980          58
equipment
Provision for doubtful debts                       --          73          26           1          --          --          --
Loss on disposal of fixed assets                   --          --         325          10         325           7          --
Stock provision                                 3,800      (3,800)         --          --          --          --          --
Share of loss of an associate                      --          --          --          --          --       1,963          58
Changes in operating assets and
liabilities
   Accounts receivable                         (6,726)     (6,321)    (16,986)       (499)      6,118       3,285          97
   Inventories                                 (1,390)      4,870      (1,353)        (40)     (3,870)      5,719         168
   Due from customers for contract work            --        (384)        384          11         384          --          --
   Deposits                                        (3)        (59)     (1,536)        (45)     (1,166)        260           8
   Prepaid expenses                                78          79      (2,911)        (85)     (5,310)     (4,406)       (130)
   Other current assets                            --          (5)       (201)         (5)          5        (197)         (6)
   Due from related parties                    (4,584)     (4,574)      9,158         269       9,158        (925)        (27)
   Accounts payable-trade                       2,884      13,121       2,803          82      (5,034)    (15,979)       (469)
   Contract work deposit from customers            --          --       6,502         191          --      (6,341)       (187)
   Accrued expenses                               651       1,152       4,393         129         931      (3,335)        (98)
   Receipt in advance                              --          --       2,088          61         122       1,094          32
   Other payable                                   --         203      (7,714)       (227)     (5,284)        696          20
   Due to related parties                      (1,000)         --         313           9          --        (313)         (9)
                                             --------    --------    --------    --------    --------    --------    --------

Net cash (used) provided in operating
activities                                    (12,192)      1,880     (62,964)     (1,852)    (28,060)    (25,706)       (756)
                                             --------    --------    --------    --------    --------    --------    --------
Cash flows from investing activities
Purchase of property, plant and
equipment                                        (552)     (2,646)    (37,883)     (1,114)    (17,905)     (2,572)        (75)
Proceeds from sale of fixed assets                 --          --         238           7         238         134           4
Equity investment                                  --          --          --          --          --      (1,963)        (58)
                                             --------    --------    --------    --------    --------    --------    --------
Net cash used in investing activities            (552)     (2,646)    (37,645)     (1,107)    (17,667)     (4,401)       (129)
                                             --------    --------    --------    --------    --------    --------    --------
Cash flows from financing activities
Deferred offering cost                             --          --          --          --          --      (1,690)        (50)
Common stock issued                            15,000          --     125,000       3,676      60,000          --          --
Capital received in advance                        --       7,730          --          --          --       6,630         195
Repayment of short-term borrowings               (200)         --      (3,000)        (88)     (3,000)         --          --
                                             --------    --------    --------    --------    --------    --------    --------
Net cash provided by financing
activities                                     14,800       7,730     122,000       3,588      57,000       4,940         145
                                             --------    --------    --------    --------    --------    --------    --------
Net increase/(decrease) in cash and
cash equivalents                                2,056       6,964      21,391         629      11,273     (25,167)       (740)
Cash and cash equivalents, as of
beginning of period                               600       2,656       9,620         283       9,620      31,011         912
                                             --------    --------    --------    --------    --------    --------    --------
Cash and cash equivalents, as of end
of period                                       2,656       9,620      31,011         912      20,893       5,844         172
                                             ========    ========    ========    ========    ========    ========    ========

Supplemental disclosure of cash flow
information
Cash paid for interest                            313         262          10           1         (10)         --          --
Cash paid for income taxes                          2          --          --          --          --          --          --
                                             ========    ========    ========    ========    ========    ========    ========


The accompanying notes are an integral part of these consolidated financial statements.

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================

1.   ORGANIZATION AND PRINCIPAL ACTIVITIES


     The Company was incorporated in the British Virgin Island on August 31, 2001 as a limited liability company under the name Easylink Information Technology Company Limited. The name of the Company was changed to Easylink Information Technology Co., Ltd. on September 26, 2001. The purpose of the Company was to acquire Reng Bang Information Co., Ltd (RBT, a company incorporated in the Republic of China) and to raise equity capital. The Company is considered to be in the development stage, due to its limited operations and lack of revenues to date. Operations since inception include organization matters and raising equity. As of September 26, 2001, the Company has authorized preference stock and common stock of 5,000,000 shares of no par value each and 20,000,000 shares of no par value each respectively. As of [o], no preference stock was issued and 4,666,666 no par value shares of common stock were issued and outstanding.


     On October 12, 2001, the Company acquired 100% interest in RBT by issuing 4,666,666 shares of common stock of no par value each to the stockholders of RBT(the "Reorganization"). Pursuant to the Share Exchange Agreements entered into between the Company and the stockholders of RBT on October 12, 2001, each of the stockholders of RBT transferred his controlling interest in the outstanding common stock of RBT in exchange for the enlarged outstanding shares of common stock of the Company on a 2.7857:1 basis. The transaction was completed on October 12, 2001 when the Company became the holding company of RBT.



     Upon completion of the above acquisition, the Company has outstanding 4,666,666 shares of common stock of which 30% are owned by Taiwan Seacom Company Limited and d-Life Development Company Limited equally.



     The acquisition of RBT by the Company on October 12, 2001 has been treated as a reverse acquisition. Accordingly, the acquisition of RBT, for accounting purposes, has been treated as the acquisition of the Company by RBT with RBT as the accounting acquirer ("reverse acquisition"). On this basis, the historical ordinary stock and stockholders' equity amounts of RBT have been recapitalised to reflect the exchange of the 4,666,666 shares issued by the Company to the stockholders of RBT in exchange for the RBT's then outstanding shares. The difference, if any, between par value of the Company's and RBT common stock has been reported in additional paid-in-capital.


     RBT was incorporated in the Republic of China on June 13, 1990 with limited liabilities of NT$5,000,000 and had five founders comprising Mr Chen Li-Lung (Mr
Chen), Ms Peng Li-Fang (Ms Peng), Mr Peng Hsien Hsin (Mr Peng), Mr Chen Li-Chen (Mr L. C. Chen) and Ms Hsu Shun-Mei (Ms Hsu), each contributed 20% of the capital of RBT.

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)


     RBT's principal business activities are those of design and build integrated telecommunication systems in Taiwan. It mainly offers three primary telecommunication services including: a fully integrated Web-based security and management system for newly constructed commercial office buildings; a fully integrated Web-based security and control system for private residences; and a fully integrated access service designed to bring broadband and local area networking capabilities to existing apartment buildings without requiring expensive rewiring. RBT also offers broadband speed Internet access services to our telecommunications customers.

         On April 28, 1998, RBT re-registered as a stock company with limited liabilities and had authorized, issued and outstanding share capital of NT$20,000,000 comprising 20,000 shares of common stock at par value of NT$1,000 each.

         Four out of five founders namely Mr Chen; Ms Peng; Mr Peng and Mr L.C.Chen (collectively hereafter referred to as " the founder stockholders") hold amongst themselves in aggregate 63.25% of RBT's issued shares.

     On February 14, 2000, RBT effected a 100 for 1 share split and as a result, RBT's then authorized and outstanding shares of common stock was changed from 20,000 shares with par value of NT$1,000 to 2,000,000 shares with par value of NT$10 each. On the same day, the Company also approved that the authorized and outstanding common stock be increased from NT$20,000,000 to NT$80,000,000 by the creation and issuance of additional 6,000,000 shares with a par value of NT$10 each.

     Pursuant to the changes, the Founder Stockholders held in aggregate 37.16% of RBT's issued shares.

     On October 23, 2000, the authorized common stock of RBT was further increased from NT$80,000,000 to NT$240,000,000 by the creation of additional 16,000,000 shares with a par value of NT$10 each. On the same day, RBT issued an additional 5,000,000 shares with a par value of NT$10 each for NT$13 each for cash. All shares rank pari passu in all respect with the existing shares. The difference between the par value and the issued price is credited to additional paid-in capital.

     As of December 31, 2000, the authorized and outstanding common stock of RBT amounted to NT$240,000,000 at par value of NT$10 each and NT$130,000,000 at par value of NT$10 each respectively.

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

     As of December 31, 2000, the shareholdings of Founders Stockholders and other major shareholders holding 5% or more of common stock of RBT are as follows:

Name of founder                                          Shareholding %
Mr Chen                                                            9.12
Ms Peng                                                            6.60
Mr Peng                                                            1.54
Mr L.C. Chen                                                       0.23
Mr Hsieh Shiao Chieh                                              14.61
Taiwan Secom Security Company Limited                             15.38
d-Life Development Company Limited                                 7.69
Mr Chen Chen-Nan                                                   7.68
                                                              ---------
                                                                  62.85
                                                              =========

     As of June 30, 2001, the authorized and outstanding common stock of RBT amounted to NT$240,000,000 at par value of NT$10 each and NT$130,000,000 at par value of NT$10 each respectively. The shareholdings of Founders Stockholders and other major shareholders holding 5% or more of common stock of RBT as of June 30, 2001 are as follows:

Name of founder                                          Shareholding %
Mr Chen                                                            6.32
Ms Peng                                                            6.60
Mr L.C. Chen                                                       0.23
Mr Hsieh Shiao Chieh                                              14.61
Taiwan Secom Company Limited                                      15.38
d-Life Development Company Limited                                 7.69
Mr Chen Chen-Nan                                                   7.68
Tseng Wan Huar                                                     5.76
                                                              ---------
                                                                  64.27
                                                              =========

         The acquisition of Sunning Technology Limited (STL) was made on February 2, 2001 at a consideration of US$1. STL has been accounted for in the unaudited consolidated financial statements of the Company for the period ended June 30, 2001 by using the purchase method. STL has had no operation since its incorporation and is used as an investment holding company. At the time of acquisition, STL had no assets or liabilities.

         RBT subscribed through STL 30% equity interest of Shanghai Trillion Services Limited (STSL) with a consideration of US$60,000 on October 20, 2000. STSL is accounted for under the equity method.

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================

1.   ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

         The subscription of Deson Soho Technology Limited (DSTL) was made on May 22, 2001 at a consideration of HK$40,000. DSTL is accounted for using equity method.

         Details of the subsidiary and associated companies and their principal activities as at June 30, 2001 are as follows:

                                                        DATE OF         PLACE OF       PERCENTAGE OF SHARE    PRINCIPAL
        NAME OF COMPANY                                FORMATION      INCORPORATION    HELD BY THE COMPANY   ACTIVITIES
        ---------------                                ---------      -------------    -------------------   ----------
                                                                                         Direct   Indirect

        Sunning Technology Limited                     May 2, 2000    British Virgin   100%                   Investment
                                                                      Islands                                 holding

        Shanghai Trillion Services Limited             October 20,    People's          --         30%        Property,
                                                       2000           Republic of                             investment
                                                                      China                                   and network
                                                                                                              consultancy

        Deson Soho Technology Limited                  May 11, 2001   Hong Kong         40%        --         Intelligent
                                                                                                              system and
                                                                                                              wide band
                                                                                                              telecommunication
                                                                                                              system


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  Basis of accounting

     The consolidated financial statements are presented in New Taiwan dollars and have been prepared in accordance with accounting principles generally accepted in United States of America.

     (b) Principles of consolidation

     The consolidated financial statements include the financial information of the Company and its subsidiary companies. All material intercompany balances and transactions have been eliminated on consolidation.

     (c) Subsidiaries

     A subsidiary is an enterprise in which the Company holds, directly or indirectly, more than half of the voting power or issued voting share capital or controls the composition of the board of directors or equivalent governing body.

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (d) Associated companies

     An associated company is an enterprise, not being a subsidiary, in which the Group holds 20% or more of its issued voting share capital as a long-term investment and can exercise significant influence, but not control or joint control, over its management and thereby have the ability to participate in their financial and operating policy decisions.

     In the consolidated financial statements, investment in an associated company is accounted for under the equity method of accounting, whereby the investment is initially recorded at cost and the carrying amount is adjusted to recognize the Company's share of the post acquisition profits or losses of the associated companies, additional investments and contributions made to the associated companies, distributions received from the associated company and other necessary alterations in the Company's proportionate interest in the associated company arising from changes in the equity of the associated company that have not been included in the statement of operations.

     When the carrying amount of the investment is reduced to zero, the equity method of accounting is not applicable and no additional losses will be provided unless the Group has guaranteed obligations of the investee or is otherwise committed to provide further financial support for the associated company.

     (e) Deferred offering costs

     In connection with the proposed public offerings, the Company has and will continue to incur certain costs associated with these offerings. These costs will be deferred and offset against the proceeds from the sale of the securities, if the offering is successful, or expensed in operations, if the offering is unsuccessful.

     (f) Cash and cash equivalents

     Cash and cash equivalents include cash on hand and deposits with banks with original maturities of three months or less.

     (g) Inventories

     Inventories are stated at the lower of cost or market value (net realizable value or replacement cost). Cost comprises purchase cost of raw materials and is calculated using the weighted average method.

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (h) Property, plant and equipment and depreciation

     Property, plant and equipment are stated at cost less accumulated depreciation. The cost of an asset comprises of its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditure incurred after the property, plant and equipment have been put into operation, such as repairs and maintenance, is charged to the consolidated statement of operations in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the property, plant and equipment, the expenditure is capitalized, as an additional cost of property, plant and equipment.

     When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the consolidated statement of operations.

     Depreciation is provided to write off the cost of property, plant and equipment, over their estimated useful lives and after taking into account their estimated residual value, using the straight-line method. The estimated useful lives of property, plant and equipment are as follows:

                  Buildings                          7 - 50 years
                  Leasehold improvement              2 - 5 years
                  Furniture and fixtures             4 - 9 years
                  Motor vehicle                      4 - 5 years
                  Office equipment                   3 - 9 years
                  Network infrastructure             3 - 5 years

     (i) Computer network installation contracts

     When the outcome of a construction contract can be estimated reliably, contract costs and revenue are recognized as expenses and income by reference to the stage of completion of the contract activity at the balance sheet date. When it is probable that total contract costs will exceed total contract revenue, the expected loss is recognized as an expense immediately. Whilst most of the contracts undertaken follow the percentage of completion method, in rare cases where lack of dependable estimates or inherent hazards cause forecasts to be doubtful, the completed contract method is adopted.

     Construction contracts in progress at the balance sheet date are recorded in the consolidated balance sheet at the net amount of costs incurred plus attributable profits less foreseeable losses and progress billings, and represented in the consolidated balance sheet as due from customers for contract work (as an asset) or contract work deposit from customers (as a liability), as applicable.

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     (j) Research and development expenditures

     Research and development expenses are charged to expense as incurred.

     (k) Income taxes

     The Group accounts for income tax under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, which requires recognition of deferred tax assets included in the financial statements or tax returns. Deferred income taxes are provided using the liability method. Under the liability method deferred income taxes are recognized for all significant temporary differences between the tax and financial statements based of assets and liabilities.

     (l) Operating leases

     Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals payable under operating leases are charged to the consolidated statement of operations on a straight-line basis over the lease terms.

     (m) Comprehensive income (loss)

     The Group has adopted Statement of Financial Accounting Standards No. 130, which requires the Group to report all changes in equity during a period, except for those resulting from investment by shareholders and distribution to shareholders, in the financial statements for the period in which they are recognized. The Group has no other comprehensive income (loss) and has disclosed comprehensive loss, which is the net loss for the period in the consolidated statements of changes in shareholders' equity.

     (n) Related parties

     Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial and operating decisions.

     (o) Revenue recognition

     Revenue is recognized when it is probable that the economic benefits will flow to the Company and when the revenue can be measured reliably.

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     (o) Revenue recognition (continued)

     Revenue from computer network installation contracts is recognized on the percentage of completion method for individual contracts, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Management estimates percentage of completion based on total costs incurred to date to total estimated costs for each contract. Changes in job performance, estimated profitability, and final contract settlements may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.

     Most of the contracts undertaken follow the percentage of completion method, in rare cases where lack of dependable estimates or inherent hazards cause forecasts to be doubtful, the completed contract method is adopted. At the time a loss on a contract becomes known, the entire amount of estimated ultimate loss on both short and long-term contracts is accrued.

     Contract costs relating to computer network installations include all direct materials, subcontracts, and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred.

     Sale of goods is recognized when goods are delivered and title has passed.

     Broadband subscription fee is recognized in equal installments over the accounting period covered by the subscription term.

     (p) Impairment of long-lived assets

     The Company has adopted SFAS No. 121, Accounting for Impairment of Long-Lived Assets. In the even that facts and circumstances indicate that the carrying value of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

     (q) Foreign currency translation

     The books and records of the Company are maintained in New Taiwan dollars. Foreign currency transactions during the period are translated into New Taiwan dollars at approximately the market exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into New Taiwan dollars at approximately the market exchange rates ruling at the balance sheet date. Differences arising from foreign currency translation are included in the net profit or loss for the period.

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     (r) Use of estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual amounts could differ from those estimates.

     (s) Fair value of financial statements

     The estimated fair values for financial instruments under SFAS No. 107, Disclosures about Fair Value of Financial Instruments, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes cash, accounts receivable, accounts payable and accrued expenses approximate their carrying values in the consolidated financial statements because of the short term maturity of those instruments.

     (t) Loss per common share

     According to the requirements of SFAS No. 128, "Earnings Per Share," basic earnings per share are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding. The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the weighted-average number of shares outstanding is adjusted to include estimates of additional shares that would be issued if potentially dilutive common shares had been issued. In addition, income available to common stockholders is adjusted to include any changes in income or loss that would result from the assumed issuance of the dilutive common shares. There were no diluted securities outstanding during any of the periods.

     (u) Legal reserve

     Under the Company Law of Republic of China, 10% of net income shall be set aside as legal reserve until such reserve equals to the authorized capital. Legal reserve shall only be used to offset or transferred to capital.

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     (v) Accounting pronouncements

     There are no new accounting pronouncements for which adoptions is expected to have a material effect on the Group's financial statements.

     (w) Unaudited information

     The consolidated balance sheet as of June 30, 2000 and 2001 and consolidated cash flows for the six months ended June 30, 2001 are included herein without audit. However, in the opinion of management, such information includes all adjustments (consisting of normal and recurring adjustments) required for the fair presentation of the consolidated financial position and consolidated statement of operations as of June 30, 2001 and the six months ended June 30, 2000 and 2001.


3.   OPERATING RISKS

     (a) Concentration of major customers and suppliers


For the years ended December 31, 1998, 1999 and 2000, and the six-months periods ended June 30, 2000 and 2001, sales to individual customers representing greater than 10% of consolidated revenue were as follows:



Year ended                          Sales               Percentage of
December 31,      Customer          Amount            Operating Revenue          Sales Segment
------------      --------         --------           -----------------          -------------
                                     NT$
                                                                                 Computer network
   1998           Customer A        9,810                  30%                   Installation

                                                                                 Computer network
   1999           Customer B       14,363                  33%                   Installation

                                                                                 Computer network
   2000           Customer C       17,783                  52%                   Installation



Six-months
  ended                             Sales               Percentage of
 June 30,         Customer          Amount            Operating Revenue          Sales Segment
------------      --------         --------           -----------------          -------------
                                     NT$
                                                                                 Computer network
   2000           Customer B        1,454                  20%                   Installation

                                                                                 Computer network
                  Customer D        1,228                  16%                   Installation

                                                                                 Computer network
                  d-life            2,479                  33%                   Installation


                                                                                 Computer network
   2001           Customer C       11,740                  24%                   Installation

                                                                                 Computer network
                  Customer E        7,207                  15%                   Installation

                                                                                 Computer network
                  Customer F       19,048                  39%                   Installation



                                                                                                       (unaudited)
                                                       Year ended December 31,                   Six months ended June 30,
                                             --------------------------------------------    --------------------------------
                                               1998        1999        2000        2000        2000        2001        2001
                                             --------    --------    --------    --------    --------    --------    --------
                                                NT$         NT$         NT$         US$         NT$         NT$         US$
         Major suppliers with purchases of
         More than 10% of total purchases
         Purchases from major suppliers         8,724       9,600       9,989         294       3,326      12,302        362
         Percentage of total purchases             37%         44%         31%                     35%         55%


         Accounts receivable related the company's major customers was nil and 75% and 96% of all accounts receivable as of December 31, 1999, 2000 and June 30, 2001 respectively.

         Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentration of credit risk (whether on or off balance sheet) that arise from financial instruments exist for the Company's customers or counterparties when there are similar economic characteristics that would cause their ability to meet contractual obligation to be similarly affected by changes in economic or other conditions. The major concentration of credit risk arises from the Company's receivables. Even though the Company does have a major customer, it does not consider itself exposed to significant credit risk with regards to collection of the related receivable.

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================


3.   OPERATING RISKS (CONTINUED)

     (b)  Cash and time deposits

     The Company maintains its cash balances with various banks and financial institutions located in Taiwan. In common with local practice, such amounts are not insured or otherwise protected should the financial institutions be unable to meet their liabilities. There has been no history of credit losses.

4.   INVENTORIES

                                                                                (unaudited)
                                                                             Six months ended
                                         Year ended December 31,                 June 30,
                                   -----------------------------------    ----------------------
                                     1999         2000          2000        2001          2001
                                   --------     --------      --------    --------      --------
                                      NT$          NT$           US$         NT$           US$
     Raw materials                      641        1,994            59      10,376           305
                                   ========     ========      ========    ========      ========


5.   COMPUTER NETWORK INSTALLATION CONTRACTS

                                                                                                  (unaudited)
                                                                                               Six months ended
                                                           Year ended December 31,                 June 30,
                                                     -----------------------------------    ----------------------
                                                       1999         2000          2000        2001          2001
                                                     --------     --------      --------    --------      --------
                                                        NT$          NT$           US$         NT$           US$
     Accumulated contract costs incurred               11,749       16,667           490       8,130           239
     Add: Attributable profits                          5,599          793            23       1,804            53
                                                     --------     --------      --------    --------      --------
                                                       17,348       17,460           513       9,934           292
     Less: Progress payments received/receivable
                                                      (16,964)     (23,962)         (704)    (10,095)         (297)
                                                     --------     --------      --------    --------      --------
                                                          384       (6,502)         (191)       (161)           (5)
                                                     ========     ========      ========    ========      ========

     Amounts disclosed as:
     Due from customers for contract work                 384           --            --          --            --
     Contract work deposit from customers                  --        6,502           191         161             5
                                                     --------     --------      --------    --------      --------
                                                          384        6,502           191         161             5
                                                     ========     ========      ========    ========      ========

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================

6.   PREPAID EXPENSES

                                                                                      (unaudited)
                                                                                   Six months ended
                                               Year ended December 31,                 June 30,
                                         -----------------------------------    ----------------------
                                           1999         2000          2000        2001          2001
                                         --------     --------      --------    --------      --------
                                            NT$          NT$           US$         NT$           US$
     Prepaid expenses                          58          247             7         174             5
     Prepayment to subcontractors              --           --            --       5,200           153
     Prepaid tax other than income             18        2,715            80       1,855            54
     Prepaid income tax                        --           25             1         164             5
                                         --------     --------      --------    --------      --------
                                               76        2,987            88       7,393           217
                                         ========     ========      ========    ========      ========

7.   EQUITY INVESTMENTS


                                                                                      (unaudited)
                                                                                   Six months ended
                                               Year ended December 31,                 June 30,
                                         -----------------------------------    ----------------------
                                           1999         2000          2000        2001          2001
                                         --------     --------      --------    --------      --------
                                            NT$          NT$           US$         NT$           US$
     Associated companies, at cost             --           --            --       1,963            58
     Share of net losses                       --           --            --      (1,963)          (58)
                                         --------     --------      --------    --------      --------
                                               --           --            --          --            --
                                         ========     ========      ========    ========      ========




8.   PROPERTY, PLANT AND EQUIPMENT, NET

                                                                                      (unaudited)
                                                                                   Six months ended
                                               Year ended December 31,                 June 30,
                                         -----------------------------------    ----------------------
                                           1999         2000          2000        2001          2001
                                         --------     --------      --------    --------      --------
                                            NT$          NT$           US$         NT$           US$
     Land                                      --        1,207            35       1,207            35
     Buildings                                 --        2,268            67       2,268            67
     Leasehold improvement                    494        2,773            82       2,773            82
     Furniture and fixtures                   442        1,412            42       1,412            41
     Motor vehicles                         1,280        2,797            82       2,692            79
     Office equipment                       2,846       13,219           389      13,601           400
     Network infrastructure                    --       17,862           525       4,028           119
                                         --------     --------      --------    --------      --------
                                            5,062       41,538         1,222      27,981           823
     Accumulated depreciation              (1,262)      (5,903)         (174)     (5,996)        (176)
                                         --------     --------      --------    --------      --------
                                            3,800       35,635         1,048      21,985           647
                                         ========     ========      ========    ========      ========

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================


9.  BANK LOAN

                                                                                      (unaudited)
                                                                                   Six months ended
                                               Year ended December 31,                 June 30,
                                         -----------------------------------    ----------------------
                                           1999         2000          2000        2001          2001
                                         --------     --------      --------    --------      --------
                                            NT$          NT$           US$         NT$           US$
     Bank loan, bear interest ranging
     from 11.2% to 11.5% and matures on
     August 10, 2000                        3,000           --            --          --            --
                                         ========     ========      ========    ========      ========



10.  RECEIPT IN ADVANCE

     Receipt in advance represents broadband connection subscription fee prepaid by customers.

11.  OTHER PAYABLE

                                                                                      (unaudited)
                                                                                   Six months ended
                                               Year ended December 31,                 June 30,
                                         -----------------------------------    ----------------------
                                           1999         2000          2000        2001          2001
                                         --------     --------      --------    --------      --------
                                            NT$          NT$           US$         NT$           US$
     Income tax payable                       162           --            --          --            --
     Capital received in advance            7,730           --            --       6,630           195
     Deposits received                         --          186             5         167             5
     Withholding tax                           21           20             1         425            12
     Other                                     20           13            --         323             9
                                         --------     --------      --------    --------      --------
                                            7,933          219             6       7,545           221
                                         ========     ========      ========    ========      ========


12.  INCOME TAXES

     The Company is subject to income taxes on an entity basis on income arising in or derived from the Republic of China.


     Income tax expense is comprised of the following:



                                                                                   (unaudited)
                              Years ended December 31,                      Six months ended June 30,
                    -------------------------------------------    -------------------------------------------
                      1998       1999        2000        2000        2000        2001        2001       2001
                    --------   --------    --------    --------    --------    --------    --------   --------
                       NT$        NT$         NT$         US$         NT$         NT$         US$        US$
Current tax               --        164          --          --          --          --          --         --
Deferred tax              --         --          --          --          --          --          --         --
                    --------   --------    --------    --------    --------    --------    --------   --------
Income tax expense        --        164          --          --          --          --          --         --
                    ========   ========    ========    ========    ========    ========    ========   ========

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================


12.  INCOME TAXES (CONTINUED)

     Reconciliation to the expected statutory tax rate in the Republic of China is as follows:

                                                                               (unaudited)
                                                                             Six months ended
                                         Years ended December 31,                June 30,
                                     -------------------------------       --------------------
                                       1998       1999        2000           2000        2001
                                     --------   --------    --------       --------    --------
                                        NT$        NT$         NT$            NT$         NT$

Statutory rate                           25.0%      25.0%       25.0%          25.0%       25.0%
Tax effect on net operating loss        (25.0)%    (25.0)%     (25.0)%        (25.0)%     (25.0)%
Effect on temporary differences            --        7.0%         --             --          --
                                     --------   --------    --------       --------    --------
                                           --        7.0%         --             --          --
                                     ========   ========    ========       ========    ========


     Significant components of the Company's deferred tax assets consist of the following:



                                                                                 (unaudited)
                                              Years ended December 31,     Six months ended June 30,
                                        ---------------------------------- -------------------------
                                          1999        2000         2000        2001        2001
                                        ---------    --------    ---------   ---------    --------
                                          NT$          NT$         US$         NT$          US$
Net operating loss carryforwards               --      16,160          475      17,235         529
Valuation allowance                            --     (16,160)        (475)    (17,235)       (529)
                                        ---------    --------    ---------   ---------    --------
                                               --          --           --          --          --
                                        =========    ========    =========   =========    ========



     Due to its history of losses, the Company does not believe that sufficient objective, positive evidence currently exists to conclude that recoverability of its net deferred tax assets is more likely than not. Consequently, the Company has provided a valuation allowance covering 100% of its net deferred tax assets.



     Net income tax loss carryforwards available to the Company and its subsidiaries as of June 30, 2001, were as follows:



                                                 Net Income tax loss
                  Expiration date                   carryforwards
                  ---------------                -------------------
                     NT$
                  December 31, 2005                      16,160
                  June 30, 2006 (unaudited)               1,075
                                                         ------
                                                         17,235
                                                         ======


13.  RELATED PARTY TRANSACTIONS

(a)  Name and relationship of related parties


                                                 Existing relationships with the Company
                                                 ---------------------------------------
        Yue Shin Technology Company              Chairman of Yue Shin is the sister-in-law of Mr. Chen Li-Lung, Director
        Limited (Yue Shin)                       and Stockholder of the Company
        d-Life Development Company
          Limited (d-Life)                       Stockholder of the Company
        Taiwan Secom Company
          Limited (Secom)                        Stockholder of the Company


(b)      Summary of related party transactions


                                                                                  (unaudited)
                                                   December 31,                  As at June 30,
                                        ----------------------------------   ---------------------
                                          1999        2000         2000        2001        2001
                                        ---------    --------    ---------   ---------    --------
                                          NT$          NT$         US$         NT$          US$
Due from (to) related parties
Yue Shin (note (i))                         9,158          --           --          --          --
Secom (note (ii))                              --         (79)          (2)         --          --
d-Life (note (iii))                            --        (234)          (7)        925          27
                                        ---------    --------    ---------   ---------    --------
                                            9,158        (313)          (9)        925          27
                                        =========    ========    =========   =========    ========

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================


13.  RELATED PARTY TRANSACTIONS (CONTINUED)

(c)      Summary of related party transactions (continued)


                                                                                                          (unaudited)
                                                                                                       Six months ended
                                                              Years ended December 31,                      June 30,
                                                   -----------------------------------------------    --------------------
                                                     1998          1999        2000         2000        2001        2001
                                                   ---------     --------    ---------    --------    --------    --------
                                                      NT$           NT$         NT$          US$         NT$         US$
Rental paid to Mr Chen (Note (iv))                       240          120           --          --          --          --
                                                   =========     ========    =========    ========    ========    ========

Rental paid to d-Life (Note (iv))                         --           --        1,746          51       1,838          54
                                                   =========     ========    =========    ========    ========    ========

Subcontracting cost paid to Secom (Note (v))              --           --           --          --       1,988          58
                                                   =========     ========    =========    ========    ========    ========




     (i) The amount due represent prepayment for subcontracted work. The contract was subsequently cancelled and the amount was refunded.

     (ii) The amount due represent cost for purchase of equipment.

     (iii) The amount due to for 2000 represent building management fee and car parking space rental. The amount due from for 2001 represent progress payment receivable for computer network installation.

     (iv) The Company paid rental to Mr. Chen and d-Life for properties leased.

     (v) The Company subcontracted work to Secom. The amount was determined between the two respective parties.


14.  COMMON STOCK

     The Company was originally incorporated with authorized share capital of US$5,278,000 divided into 18,200,000 shares of US$0.29 each.

     By a written resolution of the directors dated September 24, 2001, the authorized share capital of the Company was reduced from US$5,278,000 to zero and the par value of its shares was reduced from US$0.29 each to no par value each.

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================

14.  COMMON STOCK (CONTINUED)

     By the same resolution, the Company is authorized to issue preferred stock and common stock of 5,000,000 shares of no par value each and 20,000,000 shares of no par value each respectively.

     Pursuant to the Share Exchange Agreements entered into between the Company and the Stockholders of RBT on October 12, 2001, the Company issued 4,666,666 shares of no par value common stock to the Stockholders of RBT in exchange for 13,000,000 shares of then outstanding common stock of RBT.

     As of October 12, 2001, the issued outstanding common stock of no par value amounted to 4,666,666 shares.

15.  LEGAL RESERVE

      According to Article 112 of the Company Law of the Republic of China, the Company is required to set aside 10% of its net income of its subsidiary incorporated in the Republic of China as legal reserve until such reserve equals the authorized capital. Legal reserve shall only be used to offset deficit or transferred to capital.

16.  OPERATING LEASES

     As of December 31, 1999 and 2000, June 30, 2001, the Company had commitments under non-cancelable operating lease payments in respect of land and buildings as follows:

                                                        (unaudited)
                                                      Six months ended
                          December 31,                    June 30,
                -------------------------------    --------------------
                  1999        2000       2000        2001        2001
                   NT$         NT$        US$        NT$         US$
2000                 318          --         --          --          --
2001                 217       5,123        151       2,475          73
2002                  --       4,099        121       4,050         119
2003                  --       1,109         32       1,109          33
                --------    --------    -------    --------    --------
                     535      10,331        304       7,634         225
                ========    ========    =======    ========    ========


         Total lease expense for the years ended December 31, 1998, 1999 and 2000 was NT$312,000, NT$284,000 and NT$4,654,000 respectively. Total lease for the period ended June 30, 2000 and 2001 (unaudited) was NT$1,896,000 and NT$2,948,000 respectively.

                    Easylink Information Technology Co., Ltd.

       Notes to and Forming Part of the Consolidated Financial Statements
                   (Dollars in thousands except share amounts)
================================================================================


17.  REPORT ON SEGMENT INFORMATION


     The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", in respect of its operating segments. The Company reportable segments are computer network installation and broadband connection section. They are managed separately because each business requires different technology and marketing strategies. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating earnings of the respective business units.


Segment information for the years 1998, 1999 and 2000 and periods 2000 and 2001 are as follows:


                                  Computer Network Installation                               Broadband Connection
                                                            (unaudited)                                             (unaudited)
                                                          Six months ended                                        Six months ended
                           Year ended December 31,             June 30,            Year ended December 31,            June 30,
                         1998       1999        2000        2000        2001     1998         1999      2000     2000        2001
                          NT$        NT$         NT$         NT$         NT$      NT$          NT$       NT$      NT$         NT$
Segment revenue         31,444      42,622      30,691       6,785      42,370      --         --      3,327       345       6,512

Segment loss            (6,198)     (2,499)    (48,760)    (22,561)     (5,519)     --         --    (14,980)   (3,306)     (3,695)

Included in segment
profits:
  Depreciation            (297)       (481)     (3,069)     (1,152)     (1,419)     --         --     (2,416)     (275)       (561)
  Interest income           19          24         789         350         157      --         --         85        18          23
  Interest
  expense                 (311)       (281)         (9)         (9)         --      --         --         (1)       (1)         --
  Segment
  assets                18,828      38,078      80,042      50,109      64,862      --         --     24,681     9,838      13,099



                                                      Total
                                                                 (unaudited)
                                                              Six months ended
                             Year ended December 31,               June 30,
                          1998        1999        2000         2000        2001
                          NT$          NT$         NT$         NT$          NT$
Segment revenue           31,444      42,622      34,018       7,130      48,882

Segment loss              (6,198)     (2,499)    (63,740)    (25,867)     (9,380)

Included in segment
profits:
  Depreciation              (297)       (481)     (5,485)     (1,427)     (1,980)
  Interest income             19          24         874         368         180
  Interest
  expense                   (311)       (281)        (10)        (10)         --
  Segment
  assets                  18,828      38,078     104,723      59,947      77,961


The operations and all long-lived assets of the Company are situation in the Republic of China for the years 1998, 1999 and 2000 and periods 2001.


18.  NEW ACCOUNTING PRONOUNCEMENT



     In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Live Assets." This statement establishes accounting and reporting standards of disposal of long-lived assets by sale and disposal of segments of a business. This statement is effective for financial statements for periods beginning after December 15, 2001 and generally, are to be applied prospectively. The Company has not estimated the effect of this statement on its financial position, results of operations, or cash flow.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)(2)




         SEC Registration Statement.................................................................$  2,650
         NASD Filing Fee............................................................................$  1,500
         Nasdaq Application Fee.....................................................................$ 10,000
         Nasdaq Application Legal Fees..............................................................$ 15,000
         Blue Sky Filing Fees.......................................................................$ 12,000
         Blue Sky Legal Fees........................................................................$ 18,000
         Printing Expenses..........................................................................$ 30,000
         Legal Fees and Expenses....................................................................$ 95,000
         Accounting Fees............................................................................$140,000
         Transfer Agent Fees........................................................................$ 10,000
         Miscellaneous Expenses.....................................................................$ 30,850
                                                                                                    --------
         Total......................................................................................$365,000
                                                                                                    ========


=========


(1) All expenses, except the SEC registration fee and NASD filing fee, are estimated.


(2) Does not include the underwriter's commissions of $1,100,000 (11% of the gross proceeds of the offering).


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As in most United States jurisdictions, the board of directors of a British Virgin Islands company is charged with the management and affairs of the company, and subject to any limitations to the contrary in the Memorandum of Association of the Company, the Board of Directors is entrusted with the power to manage the business and affairs of the Company (hereinafter the "Company" or the "Registrant"). In most United States jurisdictions, directors owe a fiduciary duty to the company and its stockholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the company and refrain from conduct that injures the company or its stockholders or that deprives the company or its stockholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited. Under British Virgin Islands law, liability of a director to the company is basically limited to cases of wilful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the company. However, under its Memorandum of Association, the Company is authorized to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or liquidator of the Company, provided such person acted honestly and in good faith and with a view to the best interests of the Company and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. The Company's Memorandum of Association also permits the Company to indemnify any director, officer or liquidator of the Company who was successful in any proceeding against expenses and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding, where such person met the standard of conduct described in the preceding sentence.

         The Company has provisions in its Memorandum of Association that insure or indemnify, to the full extent allowed by the laws of the Territory of the British Virgin Islands, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request of the Company.

         The Company may obtain a directors' and officers' insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         During the last three years, the Registrant and its predecessor sold the following securities which were not registered under the Securities Act, as amended:

         Since inception in 1990, Reng Bang of Taiwan sold 13,000,000 shares of its common stock to 49 Taiwanese investors, all of whom were citizens and residents of Taiwan. No shares were sold to U.S. residents or citizens. The sale by a Taiwanese corporation of its securities solely to Taiwanese citizens and residents is exempt under the Securities Act.

         In October 2001 the Registrant (a British Virgin Islands corporation) exchanged 4,666,666 shares of its common stock for all 13,000,000 shares of Reng Bang of Taiwan, a Taiwanese company, so as to reincorporate the Registrant from Taiwan to the British Virgin Islands. Such exchange was conducted in accordance with the laws of the British Virgin Islands, involved solely the 49 Taiwanese shareholders and is exempt under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



Exhibit No.                Title
-----------                -----
        1.01               Form of Underwriting Agreement(1)

        1.02               Selected Dealers Agreement(1)

        3.01               Memorandum of Association of the Registrant(1)

        3.02               Articles of Association of the Registrant(1)

        5.01               Opinion of Harney Westwood & Riegels, as British Virgin Islands
                           counsel to the Registrant(1)

       10.01               Agreement with Yan Man Development(1)

       10.02               Agreement with Taiwan Secom(1)

       10.03               Share Exchange Agreement between Reng Bang and the Company(1)

       10.04               Lease (Corporate Headquarters at Hsin Chu)

       10.05               Acenet Agreement

       10.06               Subscription Agreement and Purchase Questionnaire

       10.07               Escrow Agreement

       23.01               Consent of Harney Westwood & Riegels (Included in 5.01, above.)(1)

       23.02               Consent of Gary A. Agron(1)

       23.03               Consent of Moores Rowland, Hong Kong, independent auditors(1)

       23.04               Consent of Moores Rowland, Hong Kong, independent auditors

       23.05               Consent of Key Bank as Escrow Agent



(1)    Previously filed.


ITEM 17. UNDERTAKINGS.

         The Registrant hereby undertakes:

         (a) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

         (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

         (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (e) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (g) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (i) The undersigned Registrant further undertakes that it will:

                  (i) For purposes of determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective;

                  (ii) For the purpose of determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and that offering of such securities at that time as the initial bona fide offering thereof.


         (j) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei, Taiwan, Republic of China, on February 18, 2002.


                                      EASYLINK INFORMATION TECHNOLOGY CO., LTD.


                                      By: /s/ Chen, Li-Lung
                                          --------------------------------------
                                          Chen, Li-Lung, Chief Executive Officer


         Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed below by the following persons on the dates indicated.



                  SIGNATURE                                   TITLE                           DATE
                  ---------                                   -----                           ----
/s/ Chen, Li-Lung
--------------------------                  Chief Executive Officer and Director        February 18, 2002
Chen, Li-Lung

/s/ Tseng, Wen-Huar
--------------------------                  Executive Vice President and Chief          February 18, 2002
Tseng, Wen-Huar                             Financial Officer (Principal
                                            Accounting Officer)

/s/ Chou, Hsing-Kuo
--------------------------                  Director                                    February 18, 2002
Chou, Hsing-Kuo

/s/ Hsu, Jui-Yi
--------------------------                  Director                                    February 18, 2002
Hsu, Jui-Yi

/s/ Hsieh, Shiao-Chieh
--------------------------                  Director                                    February 18, 2002
Hsieh, Shiao-Chieh

/s/ Ou, Hung-Jen
--------------------------                  Director                                    February 18, 2002
Ou, Hung-Jen

/s/ Gary A. Agron
---------------------------                 Authorized Representative                   February 18, 2002
Gary A. Agron                               in the United States

                                 EXHIBIT INDEX



EXHIBIT
Number      Description
------      -----------
 1.01       Form of Underwriting Agreement(1)

 1.02       Selected Dealers Agreement(1)

 3.01       Memorandum of Association of the Registrant(1)

 3.02       Articles of Association of the Registrant(1)

 5.01 Opinion of Harney Westwood & Riegels, as British Virgin Islands counsel to the Registrant(1)

10.01       Agreement with Yan Man Development(1)

10.02       Agreement with Taiwan Secom(1)

10.03       Share Exchange Agreement between Reng Bang and the Company(1)

10.04       Lease (Corporate Headquarters at Hsin Chu)

10.05       Acenet Agreement

10.06       Subscription Agreement and Purchase Questionnaire

10.07       Escrow Agreement

23.01       Consent of Harney Westwood & Riegels (Included in 5.01, above.)(1)

23.02       Consent of Gary A. Agron(1)

23.03       Consent of Moores Rowland, Hong Kong, independent auditors(1)

23.04       Consent of Moores Rowland, Hong Kong, independent auditors.

23.05       Consent of Key Bank as Escrow Agent




(1)  Previously filed.